Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

Among

TRW AUTOMOTIVE HOLDINGS CORP.,

ZF FRIEDRICHSHAFEN AG

and

MSNA, INC.

Dated as of September 15, 2014

i

EXHIBITS:

Exhibit A                                             Certificate of Incorporation of the Surviving Corporation

INDEX OF DEFINED TERMS

Acceptable Confidentiality Agreement	64
Acquisition Proposal	38
Affiliate	64
Agreement	1
Alternative Financing	52
Antitrust Law	42
Applicable Date	14
Available Financing	53
Bankruptcy and Equity Exception	11
Book-Entry Share	3
Business Day	64
Bylaws	9
Cancelled Shares	3
Capitalization Date	9
Certificate	3
Certificate of Incorporation	9
Certificate of Merger	2
CFIUS	12
CFIUS Clearance	64
Change of Recommendation	40
Charter	2
Closing	2
Closing Date	2
Code	20
Common Stock	3
Company	1
Company Board	1
Company Disclosure Schedule	8
Company Employees	19
Company Joint Venture	64
Company Notice	38
Company Plan	19
Company Plans	19
Company Related Parties	71
Company Requisite Vote	11
Company Securities	10
Company Stock Plans	10
Company Termination Fee	60
Confidentiality Agreement	47
Continuing Employees	48
Contract	16
control	64
Costs	49
D&O Insurance	51
Data Room	64
DGCL	1
Dissenting Shares	8
DOJ	42
Effective Time	2
End Date	59
Environmental Laws	24
ERISA	19
ERISA Affiliate	20
Exchange Act	12
Exchange Fund	5
Exchangeable Notes	65
Existing Facilities	34
Exon-Florio	12
FCPA	13
Financial Advisor	24
Financing	29
Financing Commitments	29
FTC	42
GAAP	65
Governmental Entity	12
Hazardous Materials	24
HSR Act	9
Indemnified Parties	49
Intellectual Property	23
IRS	20
knowledge	65
Law	65
Liens	21
Marketing Period	65
Material Adverse Effect	66
Material Contract	18
Merger	1
Merger Sub	1
Non-U.S. Antitrust Laws	12
Notice Period	38
Option	3
Parent	1
Parent Disclosure Schedule	26
Parent Group	41
Parent Termination Fee	61
Parties	1
Party	1
Paying Agent	5
Per Share Merger Consideration	3
Permitted Liens	22

Person	67
Preferred Stock	9
Proceeding	50
Proxy Statement	39
PSU	4
Recommendation	11
Representatives	36
Required Information	54
Revenue Threshold	67
SAR	4
Sarbanes Oxley Act	14
SEC	14
SEC Reports	14
Section 6.4 Contract	31
Securities Act	14
Share	3
Significant Customer	67
Significant Subsidiary	67
Significant Supplier	67
Solvent	30
Standstill Agreement	47
Stock Unit	4
Stockholders Meeting	40
subsidiaries	67
subsidiary	67
Substantial Detriment	67
Superior Proposal	39
Surviving Corporation	1
Tax Return	23
Taxes	23
Termination Fee	68
Transaction Litigation	56
UKBA	13
WARN Act	21
Willful Breach	68
ZNA	1

v

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of September 15, 2014 (this “Agreement”), is entered into by and among TRW Automotive Holdings Corp., a Delaware corporation (the “Company”), ZF Friedrichshafen AG, a stock corporation organized and existing under the laws of the Federal Republic of Germany (“Parent”), and MSNA, Inc., a Delaware corporation and a wholly owned subsidiary of Parent held directly by ZF North America, Inc. (“ZNA”) (“Merger Sub” and, together with the Company and Parent, the “Parties” and each, a “Party”).

RECITALS

WHEREAS, the supervisory board of Parent and the board of directors of Merger Sub have approved and declared advisable this Agreement and the merger of Merger Sub with and into the Company (the “Merger”) with the Company surviving the Merger on the terms and subject to the conditions set forth in this Agreement and have authorized the execution and delivery hereof;

WHEREAS, the board of directors of the Company (the “Company Board”) has (a) determined that it is in the best interests of the Company and the stockholders of the Company, and declared it advisable, to enter into this Agreement with Parent and Merger Sub providing for the Merger in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), (b) approved this Agreement and the transactions contemplated hereby in accordance with the DGCL and (c) adopted a resolution recommending this Agreement be adopted by the stockholders of the Company; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the Parties agree as follows:

ARTICLE I

THE MERGER

SECTION 1.1                                             The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease.  The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and a wholly owned subsidiary of Parent, and the separate corporate existence of the Company, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in Article II.  Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Company as the Surviving Corporation and all claims, obligations, debts, liabilities and duties of the Company and Merger Sub shall become the claims, obligations, debts, liabilities and duties of the Company as the Surviving Corporation.  The Merger shall have the effects set forth in this Agreement and specified in the DGCL.

SECTION 1.2                                             Closing.  The closing for the Merger (the “Closing”) shall take place at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York, at 9:00 a.m., New York City time, on the fifth Business Day following the day on which the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing) have been satisfied or waived in accordance with this Agreement or at such other time and place as the Company and Parent may agree in writing; provided, however, that, notwithstanding the fulfillment or waiver of the conditions set forth in Article VII, the Parties shall not be required to effect the Closing until the earlier of (i) a date during the Marketing Period specified by Parent on no less than five Business Days’ prior written notice to the Company and (ii) the final day of the Marketing Period or, if earlier, the Business Day prior to the End Date.  The date on which the Closing occurs is referred to herein as the “Closing Date”.

SECTION 1.3                                             Effective Time.  As soon as practicable following the Closing, the Company and Parent will cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”), to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL.  The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the Parties in writing and specified in the Certificate of Merger (the “Effective Time”).

SECTION 1.4                                             Certificate of Incorporation; Bylaws.

(a)                                 At the Effective Time, the certificate of incorporation of the Surviving Corporation (the “Charter”) shall be amended in its entirety to read as set forth in Exhibit A, until thereafter amended as provided therein or by applicable Law, in each case consistent with the obligations set forth in Section 6.10.

(b)                                 At the Effective Time, and without any further action on the part of the Company and Merger Sub, the bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation, until thereafter amended as provided therein or by applicable Law, in each case consistent with the obligations set forth in Section 6.10.

SECTION 1.5                                             Directors and Officers.

(a)                                 The Parties shall take all actions necessary so that the directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the bylaws of the Surviving Corporation.

(b)                                 The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and bylaws of the Surviving Corporation.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK
OF THE CONSTITUENT CORPORATIONS

SECTION 2.1                                             Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, ZNA, Merger Sub or the holders of any of the following securities:

(a)                                 Merger Consideration.  Each share of common stock, par value $0.01 per share (the “Common Stock”) issued and outstanding immediately prior to the Effective Time (each, a “Share”) (other than (i) Shares owned by Parent, ZNA, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent and Shares owned by the Company, including Shares held in treasury by the Company, and in each case not held on behalf of third parties (collectively, the “Cancelled Shares”) and (ii) the Dissenting Shares) shall be converted into the right to receive $105.60 per share in cash, without interest (the “Per Share Merger Consideration”).  At the Effective Time, each of the Shares that have been converted into the right to receive the Per Share Merger Consideration shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate (a “Certificate”) formerly representing any of the Shares (other than Cancelled Shares and Dissenting Shares) and each non-certificated Share represented by book-entry (other than Cancelled Shares and Dissenting Shares) (a “Book-Entry Share”) shall thereafter represent only the right to receive the Per Share Merger Consideration.

(b)                                 Cancellation of Cancelled Shares.  Each Cancelled Share shall cease to be outstanding, be cancelled without payment of any consideration therefor and shall cease to exist.

(c)                                  Merger Sub.  Each share of common stock, par value $0.01 per share, of Merger Sub, issued and outstanding immediately prior to the Effective Time, shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation and together shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

SECTION 2.2                                             Treatment of Options, SARs, PSUs, and Stock Units.

(a)                                 Treatment of Options.  Immediately prior to the Effective Time, each outstanding option to purchase Shares (an “Option”) under any Company Stock Plan, whether vested or unvested, shall, automatically and without any required action on the part of the holder thereof, be cancelled and shall only entitle the holder of such Option to receive (without interest), at or promptly after the Effective Time, an amount in cash equal to the product of (x) the total number of Shares subject to the Option multiplied by (y) the excess, if any, of the Per Share Merger Consideration over the exercise price per Share under such Option, less applicable Taxes required to be withheld with respect to such payment.  For the avoidance of doubt, any Option which has a per Share exercise price that is greater than or equal to the Per Share Merger Consideration shall be cancelled at the Effective Time for no consideration or payment.

(b)                                 Treatment of Stock Appreciation Rights.  Immediately prior to the Effective Time, each outstanding stock appreciation right (a “SAR”) relating to Shares under any Company Stock Plans, whether vested or unvested, shall, automatically and without any required action on the part of the holder thereof, be cancelled and shall only entitle the holder of such SAR to receive (without interest), at or promptly after the Effective Time, an amount in cash equal to the product of (x) the total number of Shares subject to the SAR multiplied by (y) the excess, if any, of the Per Share Merger Consideration (or the “maximum value” of any SAR, if less than the Per Share Merger Consideration) over the per Share fair market value on the date of the relevant grant under such SAR, less applicable Taxes required to be withheld with respect to such payment.  For the avoidance of doubt, any SAR which has a per Share fair market value on the date of the relevant grant that is greater than or equal to the Per Share Merger Consideration shall be cancelled at the Effective Time for no consideration or payment.

(c)                                  Treatment of Restricted Stock Units.  Immediately prior to the Effective Time, any vesting conditions applicable to each outstanding restricted stock unit, phantom stock unit or similar stock right (any such arrangement, other than a PSU, a “Stock Unit”) under any Company Stock Plan shall accelerate in full, and each Stock Unit shall be cancelled and shall only entitle the holder of such Stock Unit to receive (without interest), at or promptly after the Effective Time, an amount in cash equal to the product of (x) the total number of Shares subject to such Stock Unit immediately prior to the Effective Time multiplied by (y) the Per Share Merger Consideration, less applicable Taxes required to be withheld with respect to such payment; provided, that, with respect to any Stock Units that constitute nonqualified deferred compensation subject to Section 409A of the Code and that the Company determines prior to the Effective Time are not eligible to be terminated in accordance with Treasury Regulation Section 1.409A-3(j)(4)(ix)(B), such payment will be made at the earliest time permitted under the applicable Company Stock Plan that will not trigger a Tax or penalty under Section 409A of the Code.

(d)                                 Treatment of Performance Share Units.  Immediately prior to the Effective Time, each outstanding performance share unit (“PSU”) under any Company Stock Plan shall become immediately vested at the maximum level of performance (150% of the target level, reflecting the level of total stockholder return performance as of the date hereof), and each PSU shall be cancelled and shall only entitle the holder of such PSU to receive (without interest), at or promptly after the Effective Time, an amount in cash equal to the product of (x) the total number of Shares subject to such PSU immediately prior to the Effective Time multiplied by (y) the Per Share Merger Consideration, less applicable Taxes required to be withheld with respect to such payment.

(e)                                  Corporate Actions.  At or prior to the Effective Time, the Company, the Company Board and the compensation committee of the Company Board, as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of Section 2.2(a), Section 2.2(b), Section 2.2(c) and Section 2.2(d).  The Company shall take all actions necessary to ensure that from and after the Effective Time neither Parent nor the

Surviving Corporation will be required to deliver Shares or other capital stock of the Company to any Person pursuant to or in settlement of Options, SARs, Stock Units or PSUs.

SECTION 2.3                                             Surrender of Shares.

(a)                                 Paying Agent.  Prior to the Effective Time, Parent or Merger Sub shall enter into an agreement in form and substance reasonably acceptable to the Company with a paying agent selected by Parent with the Company’s prior approval, which approval shall not be unreasonably conditioned, withheld or delayed, to act as agent for the stockholders of the Company in connection with the Merger (the “Paying Agent”) to receive payment of the aggregate Per Share Merger Consideration to which the stockholders of the Company shall become entitled pursuant to this Article II.  Concurrently with the Effective Time, Parent shall deposit or cause to be deposited with the Paying Agent a cash amount in immediately available funds sufficient in the aggregate to provide all funds necessary for the Paying Agent to make payments under this Article II (such cash being hereinafter referred to as the “Exchange Fund”) in trust for the benefit of the holders of the Shares.  The Paying Agent shall invest the Exchange Fund as directed by Parent; provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three months.  Subject to Section 2.3(c), to the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt cash payment of the aggregate Per Share Merger Consideration as contemplated hereby, Parent shall promptly replace or restore the cash in the Exchange Fund lost through such investments or other events so as to ensure that the Exchange Fund is at all applicable times maintained at a level sufficient to make such cash payments.  Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Article II shall be promptly returned to Parent or the Surviving Corporation, as requested by Parent.  The funds deposited with the Paying Agent pursuant to this Section 2.3(a) shall not be used for any purpose other than as contemplated by this Section 2.3(a).

(b)                                 Exchange Procedures.

(i)                                     Transmittal Materials.  Promptly after the Effective Time (and in any event within three Business Days thereafter), the Surviving Corporation shall cause the Paying Agent to mail or otherwise provide to each holder of record of Shares (other than holders of Cancelled Shares and Dissenting Shares) (A) transmittal materials, including a letter of transmittal in customary form as agreed by the Parties, specifying that delivery shall be effected, and risk of loss and title shall pass, with respect to Book-Entry Shares, only upon delivery of an “agent’s message” regarding the book-entry transfer of Book-Entry Shares (or such other evidence, if any, of the transfer as the Paying Agent may reasonably request), and with respect to Certificates, only upon delivery of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.3(f) to the Paying Agent), such transmittal materials to be in such form and have such other provisions as Parent and the Company may reasonably agree, and (B) instructions for use in effecting the surrender of the Book-Entry Shares or Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.3(f)) to the Paying Agent.

(ii)                                  Certificates.  Upon surrender of a Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 2.3(f)) to the Paying Agent in accordance with the terms of such transmittal materials and instructions, the holder of such Certificate shall be entitled to receive in exchange therefor a cash amount in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 2.3(e)) equal to the product obtained by multiplying (A) the number of Shares represented by such Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 2.3(f)) by (B) the Per Share Merger Consideration, and the Certificate so surrendered shall forthwith be cancelled.  No interest will be paid or accrued on any amount payable upon due surrender of the Certificates.

(iii)                               Book-Entry Shares.  Notwithstanding anything to the contrary contained in this Agreement, any holder of Book-Entry Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the aggregate Per Share Merger Consideration that such holder is entitled to receive as a result of the Merger pursuant to Section 2.1(a).  In lieu thereof, each holder of record of one or more Book-Entry Shares (other than Cancelled Shares and Dissenting Shares) shall upon receipt by the Paying Agent of an “agent’s message” in customary form (it being understood that the holders of Book-Entry Shares shall be deemed to have surrendered such Shares upon receipt by the Paying Agent of such “agent’s message” or such other evidence, if any, as the Paying Agent may reasonably request) be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver as promptly as reasonably practicable after the Effective Time, a cash amount in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 2.3(e)) equal to the product obtained by multiplying (A) the number of Shares represented by such Book-Entry Share by (B) the Per Share Merger Consideration, and the Book-Entry Shares so surrendered shall forthwith be cancelled.  No interest will be paid or accrued on any amount payable upon due surrender of the Book-Entry Shares.

(iv)                              Unrecorded Transfers; Other Payments.  In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company or if payment of the applicable Per Share Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, a check for any cash to be exchanged upon due surrender of the Certificate or Book-Entry Share may be issued to such transferee or other Person if the Certificate or Book-Entry Share formerly representing such Shares is presented to the Paying Agent accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable transfer or other similar Taxes have been paid or are not applicable.

(v)                                 Until surrendered as contemplated by this Section 2.3(b), each Certificate and each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender (together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required pursuant to such instructions (as applicable)) the applicable Per Share Merger Consideration as contemplated by this Article II.  The Surviving

Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Shares for the Per Share Merger Consideration.

(c)                                  Termination of Exchange Fund.  Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the stockholders of the Company for 180 days after the Effective Time shall be delivered to the Surviving Corporation.  Any holder of Shares (other than Cancelled Shares or Dissenting Shares) who has not theretofore complied with this Article II shall thereafter be entitled to look to the Surviving Corporation for payment of the Per Share Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 2.3(e)) upon due surrender of its Certificates (or affidavits of loss in lieu of the Certificates) or acceptable evidence of Book-Entry Shares, without any interest thereon in accordance with the provisions set forth in Section 2.3(b), and Parent shall remain liable for (subject to applicable abandoned property, escheat or other similar Laws) payment of their claim for the Per Share Merger Consideration payable upon due surrender of their Certificates or Book-Entry Share.  Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Company, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(d)                                 Transfers.  From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, any Certificate or acceptable evidence of a Book-Entry Share is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, it shall be cancelled and exchanged for the cash amount in immediately available funds to which the holder thereof is entitled pursuant to this Article II.  The Per Share Merger Consideration paid upon the surrender of Certificates (or upon receipt by the Paying Agent of an “agent’s message,” in the case of Book-Entry Shares) in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates or such Book-Entry Shares.

(e)                                  Withholding Rights. Each of Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares, Options, SARs, PSUs or Stock Units such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable state, local or foreign Tax Law.  To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts (i) shall be promptly remitted by Parent or the Surviving Corporation, as applicable, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

(f)                                   Lost Certificates.  In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be reasonably required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will issue a check in the amount (after giving effect to any required

Tax withholdings as provided in Section 2.3(e)) equal to the product obtained by multiplying (i) the number of Shares represented by such lost, stolen or destroyed Certificate by (ii) the Per Share Merger Consideration.

SECTION 2.4                                             Appraisal Rights.  Notwithstanding anything in this Agreement to the contrary, any Shares of Common Stock that are issued and outstanding immediately prior to the Effective Time and as to which the holders thereof have properly demanded appraisal in accordance with Section 262 of the DGCL and have not effectively withdrawn such demand (collectively, “Dissenting Shares”) shall not be converted into the right to receive the Per Share Merger Consideration as provided in Section 2.1(a), unless and until such Person shall have effectively withdrawn or lost such Person’s right to appraisal under the DGCL, at which time such Shares shall be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Per Share Merger Consideration as provided in Section 2.1(a), without interest and after giving effect to any required Tax withholdings pursuant to Section 2.3(e) and such Shares shall not be deemed Dissenting Shares, and such holder thereof shall cease to have any other rights with respect to such Shares.  Each holder of Dissenting Shares shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to the Dissenting Shares.  The Company shall give Parent prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law that are received by the Company or any of its Representatives relating to stockholders’ rights of appraisal and Parent shall be entitled to participate in all negotiations and proceedings with respect to any demand for appraisal under the DGCL.  The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands, except as required by applicable Law.

SECTION 2.5                                             Adjustments.  In the event that the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding after the date hereof and prior to the Effective Time shall have been changed into a different number of Shares or securities or a different class as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, the Per Share Merger Consideration shall be equitably adjusted; provided, however, that nothing in this Section 2.5 shall be construed to permit the Company, any subsidiary of the Company or any other Person to take any action that is otherwise prohibited by the terms of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub that, except (i) as disclosed in the SEC Reports filed with, or furnished to, the SEC prior to the date of this Agreement (excluding any disclosures set forth in any risk factor section or in any other section to the extent they are forward-looking statements or to the extent they are cautionary, predictive or forward-looking in nature) or (ii) as set forth in the corresponding sections or subsections of the disclosure schedules delivered to Parent by the Company concurrently with entering into this Agreement (the “Company Disclosure Schedule”), it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Schedule shall also be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such item is reasonably apparent:

SECTION 3.1                                             Organization and Qualification; Subsidiaries.  Each of the Company, its subsidiaries and, to the knowledge of the Company, each of the Company Joint Ventures is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or present conduct of its business requires such qualification, except in each case where the failure to be so qualified or, to the extent such concept is applicable, in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Section 3.1(a) of the Company Disclosure Schedule contains a correct and complete list of each jurisdiction where the Company and its Significant Subsidiaries are organized and qualified to do business.  Section 3.1(b) of the Company Disclosure Schedule sets forth (i) each of the Company’s subsidiaries and the ownership interest of the Company in each such subsidiary, as well as the ownership interest of any other Person or Persons in each such subsidiary and the jurisdiction of organization thereof of each such subsidiary and (ii) the Company’s or its subsidiaries’ direct or indirect ownership interest in any other Person other than securities consisting of less than five percent of the outstanding capital stock of such Person.  The Company does not own, directly or indirectly, any voting interest in any Person that requires an additional filing by Parent under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”).

SECTION 3.2                                             Certificate of Incorporation and Bylaws.  The Company has heretofore made available to Parent in the Data Room a correct and complete copy of the second amended and restated certificate of incorporation, as amended to date (the “Certificate of Incorporation”), and the fourth amended and restated bylaws, as amended to date (the “Bylaws”), of the Company as currently in effect.  The Certificate of Incorporation and the Bylaws are in full force and effect.  The Company has made available to Parent in the Data Room prior to the date of this Agreement complete and correct copies of the certificates of incorporation and bylaws or comparable governing documents, each as amended to the date of this Agreement of each of its Significant Subsidiaries, and each as so delivered is in full force and effect.

SECTION 3.3                                             Capitalization.

(a)                                 The authorized capital stock of the Company consists of (i) 500,000,000 shares of Common Stock, and (ii) 250,000,000 shares of preferred stock, par value $.01 per share (the “Preferred Stock”).  As of the close of business on September 11, 2014 (the “Capitalization Date”):

(i)                                     110,587,855 shares of Common Stock were issued and outstanding;

(ii)                                  no shares of Preferred Stock were issued or outstanding;

(iii)                               4,668 shares of Common Stock were held by the Company in its treasury;

(iv)                              the maximum number of shares of Common Stock subject to issuance pursuant to outstanding Exchangeable Notes to the extent exchanged in accordance with their terms and giving effect to the transactions contemplated by this Agreement is 4,996,290; and

(v)                                 there were (A) 238,746 shares of Common Stock underlying outstanding Options, (B) 2,342,149 shares of Common Stock subject to outstanding SARs, (C) 70,425 shares of Common Stock underlying outstanding PSUs (calculated based on deemed maximum level performance achievement), and (D) 703,342 shares of Common Stock underlying outstanding Stock Units, in each such case as granted or provided for under the Amended and Restated TRW Automotive Holdings Corp. 2003 Stock Incentive Plan or the TRW Automotive Holdings Corp. 2012 Stock Incentive Plan (and applicable award agreements issued thereunder), as applicable (collectively, the “Company Stock Plans”).

(b)                                 From the close of business on the Capitalization Date through the date of this Agreement, no options or other rights to purchase Shares have been granted and no Shares have been issued, except for Shares issued pursuant to the exercise or vesting of Options or SARs or the vesting of PSUs or Stock Units, or the settlement of the Exchangeable Notes, in each case that were outstanding on the Capitalization Date and in accordance with the terms of the Company Stock Plans or the terms of the Exchangeable Notes, respectively.  Other than pursuant to the Exchangeable Notes and except as set forth in Section 3.3(a), as of the date of this Agreement, (i) there are not outstanding or authorized any (A) shares of capital stock or other voting securities of the Company, (B) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (C) options, warrants, calls, phantom stock or other rights to acquire from the Company, or obligations of the Company to issue or sell, any capital stock, voting securities or securities convertible into, exercisable for, or exchangeable for, or giving any Person a right to subscribe for or acquire, any capital stock or voting securities of the Company (collectively, “Company Securities”), and (ii) there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities.  Assuming a December 31, 2014 Closing, the maximum cash payable in respect of the Exchangeable Notes following the Effective Time will be $527,608,245.33.  All outstanding Shares, and all Shares reserved for issuance as noted in Section 3.3(a), when issued in accordance with the respective terms thereof, are or will be duly authorized, validly issued, fully paid and non-assessable and free of pre-emptive or similar rights.  Each of the outstanding shares of capital stock or other voting securities of each of the Company’s subsidiaries and each of the Company Joint Ventures (in the case of the outstanding shares of capital stock or other voting securities of the Company Joint Ventures, to the extent held by the Company or one of its subsidiaries) is (i) duly authorized, validly issued, fully paid and nonassessable, (ii) owned by the Company or another subsidiary of the Company or, to the knowledge of the Company, by the other Person or Persons set forth in Section 3.1(b) of the Company Disclosure Schedule and (iii) owned free and clear of all Liens, agreements, limitations in voting rights, charges or other encumbrances of any nature whatsoever.  Except as set forth in this Section 3.3(b), there are not outstanding or authorized any (A) shares of capital stock or other voting securities of the Company’s subsidiaries or, to the knowledge of the Company, the Company Joint Ventures, (B) securities of any of the Company’s subsidiaries or, to the knowledge of the Company, Company Joint Ventures convertible into or exchangeable for shares of capital stock or voting securities of any such subsidiary or, to the knowledge of the Company, Company Joint Venture or (C) preemptive rights, options, warrants, calls, phantom stock, conversion rights, redemption rights, repurchase rights or other rights to acquire from the Company, any of the Company’s subsidiaries or, to the knowledge of the Company, any of the Company Joint Ventures, or obligations of the Company, any of the Company’s subsidiaries or, to the knowledge of the Company, any of the Company Joint Ventures to issue or sell, any capital stock, voting securities or securities convertible into, exercisable for, or exchangeable for, or giving any Person a right to subscribe for or acquire, any capital stock or voting securities of the Company, any such subsidiary or, to the knowledge of the Company, any such Company Joint Venture.  The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter, except for the Exchangeable Notes.

(c)                                  Section 3.3(c) of the Company Disclosure Schedule contains a correct and complete list of Options, SARs, PSUs and Stock Units, including the date of grant, term, number of Shares and, where applicable, exercise price or fair market value on the applicable grant date.

SECTION 3.4                                             Authority.  The Company has all requisite corporate power and authority, and has taken all corporate action necessary, to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger, subject only to the affirmative vote (in person or by proxy) of the holders of a majority of all of the outstanding shares of Common Stock entitled to vote thereon at the Stockholders Meeting, or any adjournment or postponement thereof, to adopt this Agreement (the “Company Requisite Vote”) and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.  This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effects of applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law) (the “Bankruptcy and Equity Exception”).  The Company Board, at a duly called and held meeting, has unanimously (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to and in the best interests of the Company’s stockholders, approved this Agreement and resolved to recommend that the stockholders of the Company vote in favor of the adoption of this Agreement and the Merger (the “Recommendation”) and (b) directed that this Agreement be submitted to the stockholders of the Company for their adoption.  The only vote of the stockholders of the Company required to adopt and approve this Agreement and the transactions contemplated hereby is the Company Requisite Vote.

SECTION 3.5                                             No Conflict; Required Filings and Consents.

(a)                                 Except as set forth in Section 3.5(a) of the Company Disclosure Schedule, the execution, delivery and performance of this Agreement by the Company do not, and the consummation of the Merger and the other transactions contemplated hereby will not (i) conflict with or violate the Certificate of Incorporation or Bylaws or the comparable governing documents of any subsidiary of the Company or, to the knowledge of the Company, any Company Joint Venture, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (vi) of subsection (b) below have been obtained, and all filings described in such clauses have been made, conflict with or violate any Law, rule, regulation, order, judgment or decree applicable to the Company, any of its subsidiaries or, to the knowledge of the Company, any Company Joint Venture or by which its or any of their respective properties are bound or (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, or, other than in connection with the Financing, result in the creation of a Lien (except a Permitted Lien) on any of the material assets of the Company or any of its subsidiaries pursuant to any Contract to which the Company or any of its subsidiaries is party or by which the Company or any of its subsidiaries is bound, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, loss, right or other occurrence which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and which would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement by the Company.

(b)                                 The execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby by the Company do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any governmental, quasi-governmental or regulatory (including any stock exchange or other self-regulatory organizations) authority, agency, court, commission or other governmental body, whether supranational, foreign or domestic, of any country, nation, republic, federation or similar entity or any state, county, parish or municipality, jurisdiction or other political subdivision thereof (each, a “Governmental Entity”), except for (i) applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder (including the filing of the Proxy Statement), and state securities, takeover and “blue sky” laws, (ii) the filing of a premerger “Notification and Report Form” by the Company under the HSR Act, (iii) the applicable requirements of the New York Stock Exchange, (iv) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL, (v) the filing of a joint voluntary notice with the Committee on Foreign Investment in the United States (“CFIUS”, which, as the context may require, includes any member agency or governmental subdivision of the United States government that is a CFIUS member as specified in Section 721 of Title VII of the Defense Production Act of 1950, as amended by the Foreign Investment and National Security Act of 2007, P.L. 110-49, 121 Stat. 246. and otherwise (codified at 50 U.S.C. App. 2170) and regulations thereto, codified at 31 C.F.R. Part 800, et seq., as amended (“Exon-Florio”)) in accordance with the requirements of Exon-Florio, (vi) the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods as may be required under any other applicable competition, merger control, antitrust or similar Law of any jurisdiction or investment Laws relating to foreign ownership (“Non-U.S. Antitrust Laws”) set forth in Section 3.5(b) of the Company Disclosure Schedule and (vii) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not reasonably be expected to (A) prevent or materially delay the consummation of the transactions contemplated by this Agreement by the Company or (B) individually or in the aggregate, have a Material Adverse Effect.

SECTION 3.6                                             Compliance.

(a)                                 The business of the Company and its subsidiaries and, to the knowledge of the Company, the business of the Company Joint Ventures, has not been, since the Applicable Date, and is not being, conducted in violation of any Law applicable to the Company or any of its subsidiaries or, to the knowledge of the Company, any Company Joint Venture, except for violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect and the Company, its subsidiaries and, to the knowledge of the Company, the Company Joint Ventures, have not received any written notice or communication from a Governmental Entity of any material noncompliance with any such Laws, except for any such non-compliance that, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(b)                                 To the knowledge of the Company, neither the Company nor any of its subsidiaries or the Company Joint Ventures or any other Person acting on behalf of the Company, any of its subsidiaries or any of the Company Joint Ventures, including any director, officer, agent, employee or affiliate of the Company, any of its subsidiaries or any of the Company Joint Ventures, has since January 1, 2010 (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity or to influence official political or governmental action, (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or government employee from corporate funds for the purpose of influencing such individual’s actions or decisions in his or her official capacity, or (iii) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to influence official political or governmental action.

(c)                                  To the knowledge of the Company, neither the Company nor any of its subsidiaries or any of the Company Joint Ventures is in violation of any applicable provision of:  (A) the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”); (B) the U.K. Bribery Act 2010 (c.23) (the “UKBA”); or (C) any other applicable similar anticorruption Law.  The Company and its subsidiaries have instituted and maintain policies and procedures designed to ensure compliance with the FCPA and the UKBA, and conduct their businesses in material compliance with all of the applicable provisions thereof.

(d)                                 To the knowledge of the Company, the books and records utilized and relied upon by each of the Company and its subsidiaries in connection with the operation of its business have been maintained in compliance in all material respects with applicable Law, its corporate governance policies and customary business practice and such books and records, to the extent applicable, have been used to make the representations and warranties in this Article III and provide the information set forth in the Company Disclosure Schedule.

(e)                                  Each of the Company, its subsidiaries and, to the knowledge of the Company, the Company Joint Ventures has obtained and is in compliance with all permits,

licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity necessary to conduct its business as presently conducted, except those the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(f)                                   Except with respect to regulatory matters covered by Section 6.2 and Section 6.4, no investigation or review by any Governmental Entity with respect to the Company, any of its subsidiaries or, to the knowledge of the Company, any of the Company Joint Ventures is pending or, to the knowledge of the Company, threatened, except for such investigations or reviews the outcome of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any of the Company Joint Ventures has since January 1, 2010 been charged in writing by any Governmental Entity with, or to the knowledge of the Company, investigated for, a violation of any Antitrust Law applicable to the Company, any of its subsidiaries or, to the knowledge of the Company, any of the Company Joint Ventures or entered any written settlement, memorandum of understanding or similar written agreement with a Governmental Entity in respect of a violation or alleged violation of any such Antitrust Law.  To the knowledge of the Company, no investigation or review by any Governmental Entity under any Antitrust Law or any written settlement agreement in respect of a violation or alleged violation thereof with respect to the Company, any of its subsidiaries, or any of the Company Joint Ventures is pending or threatened, nor has any Governmental Entity notified the Company, any of its subsidiaries or any of the Company Joint Ventures in writing of an intention to conduct any such investigation or review.

SECTION 3.7                                             SEC Filings; Financial Statements; Undisclosed Liabilities.

(a)                                 The Company has filed or otherwise transmitted or furnished all forms, reports, statements, certifications and other documents (including all exhibits and other information incorporated therein, amendments and supplements thereto) in each case required to be filed or furnished by it with the Securities and Exchange Commission (the “SEC”) since January 1, 2013 (the “Applicable Date”) (all such forms, reports, statements, certificates and other documents filed since the Applicable Date, and those filed or furnished subsequent to the date hereof, including all exhibits and other information incorporated therein, amendments and supplements thereto, collectively, the “SEC Reports”).  As of their respective dates, or, if amended or superseded by a subsequent filing made prior to the date of this Agreement, as of the date of the last such amendment or superseding filing prior to the date of this Agreement, the SEC Reports complied or will comply in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the Sarbanes Oxley Act of 2002 (the “Sarbanes Oxley Act”), as the case may be, and the applicable rules and regulations promulgated thereunder, each as in effect on the date of any such filing.  As of the time of filing with the SEC (or, if amended prior to the date of this Agreement, as of the date of such amendment), none of the SEC Reports so filed contained, when filed, any untrue statement of a material fact or omitted to state any material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent that the information in such SEC Reports has been amended or superseded by a later SEC Report filed prior to the date of this Agreement.  Since the Applicable Date, the Company has been in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange.

(b)                                 The audited consolidated financial statements of the Company (including all notes thereto) and its subsidiaries included in the SEC Reports filed prior to the date of this Agreement have been prepared, or, in the case of SEC Reports filed after the date of this Agreement, will be prepared, in accordance with GAAP in all material respects applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present, or, in the case of SEC Reports filed after the date of this Agreement, will fairly present, in all material respects the consolidated financial position of the Company and its subsidiaries at the respective dates thereof (taking into account the notes thereto) and the consolidated statements of earnings, comprehensive earnings, cash flows and stockholders’ equity for the periods indicated.  The unaudited consolidated financial statements of the Company (including any related notes thereto) for all interim periods included in the SEC Reports filed prior to the date of this Agreement have been prepared, or, in the case of SEC Reports filed after the date of this Agreement, will be prepared, in accordance with GAAP in all material respects applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present, or, in the case of SEC Reports filed after the date of this Agreement, will fairly present, in all material respects the consolidated financial position of the Company and its subsidiaries as of the respective dates thereof (taking into account the notes thereto) and the consolidated statements of earnings, comprehensive earnings, cash flows and stockholders equity for the periods indicated (subject to normal period-end adjustments).

(c)                                  The Company maintains disclosure controls and procedures required by Rules 13a-15 and 15d-15 of the Exchange Act.  Such disclosure controls and procedures are reasonably designed to ensure that material information required to be disclosed by the Company in reports that it files under the Exchange Act is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC.  The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act) sufficient in all material respects to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes, in each case, in accordance with GAAP.  Since the Applicable Date, the Company’s chief executive officer and chief financial officer have disclosed to the Company’s auditors and the audit committee of the Company Board (A) any “significant deficiencies” and “material weaknesses” in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting, and in each case the Company has made available to Parent (or its Representatives) prior to the date of this Agreement all such disclosures from the Applicable Date to the date of this Agreement.  Copies of the minutes of the meetings of the audit committee of the Company Board held from the Applicable Date to the date of this Agreement have been provided to Parent (or its Representatives) and such minutes reflect all disclosures that relate to the Company’s controls over financial reporting that are material to the Company.  The terms “significant deficiencies” and “material weaknesses” have the meanings assigned to such terms in Rule 13a-

15(f) of the Exchange Act.  To the knowledge of the Company, since the Applicable Date, no complaints or concerns that would be material to the Company and its subsidiaries taken as a whole have been made through the Company’s whistleblower hot line or equivalent system regarding alleged violations of Law or questionable auditing or accounting matters.  Since the Applicable Date, no attorney representing the Company or any of its subsidiaries, whether or not employed by the Company or any of its subsidiaries, has reported information that on its face would lead a reasonable Person to conclude there was reasonably likely to be a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, or employees to the Company’s chief legal officer, the Company Board or the audit committee (or other committee designated for the purpose) of the Company Board pursuant to the rules adopted pursuant to Section 307 of the Sarbanes-Oxley Act.

(d)                                 Except (i) as reflected, accrued or reserved against in the financial statements (including all notes thereto) of the Company and its subsidiaries included in the SEC Reports filed prior to the date of this Agreement, (ii) for liabilities or obligations incurred in the ordinary course of business since December 31, 2013 and (iii) for liabilities or obligations incurred pursuant to the transactions contemplated by this Agreement, neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), other than those which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(e)                                  If all of the outstanding indebtedness of the Company and its subsidiaries (other than indebtedness attributable to (i) the $400,000,000 4.450% Senior Notes Due 2023, (ii) the $600,000,000 7.25% Senior Notes due 2017 (and the supplemental indentures related thereto), (iii) the $400,000,000 4.50% Senior Notes due 2021 and (iv) the $258,750,000 3.50% Exchangeable Senior Notes due 2015) were to be repaid on or about the Closing Date, the amount required to be repaid in excess of principal and accrued interest thereon would not exceed $50,000,000.

SECTION 3.8                                             Contracts.

(a)                                 Except (i) for this Agreement, (ii) for the Contracts filed as exhibits (or incorporated by reference and available on the SEC’s Electronic Data Gathering Analysis and Retrieval System) to the SEC Reports filed prior to the date of this Agreement, (iii) for the Company Plans and Company Stock Plans and (iv) as set forth in Section 3.8 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is party to or bound by any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument, obligation or arrangement (each, a “Contract”) that:

(i)                                     is or would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K;

(ii)                                  contains covenants binding upon the Company or any of its subsidiaries in each case that are material to the Company and its subsidiaries taken as a whole, that (A) restrict the ability of the Company or any of its subsidiaries or affiliates to compete in any business or with any Person or in any geographic area or that would require the disposition of any material assets or line of business of the Company and its subsidiaries or, in each case, after the Effective Time, Parent or its subsidiaries, (B) grant “most favored nation” status that, following the Merger, would purport to apply to Parent or any of its subsidiaries, or (C) include “take or pay” requirements or similar provisions obligating a Person to obtain a minimum quantity of goods or services from another Person, except, in each case, any such Contract that may be canceled without penalty or other liability to the Company or any of its subsidiaries upon 60 days’ notice or less;

(iii)                               other than with respect to any partnership or limited liability company that is wholly owned by the Company or any of its subsidiaries, is a joint venture, partnership, limited liability, or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any joint venture, partnership, limited liability company, or other similar Person, in each case, that is a Company Joint Venture or otherwise material to the Company’s and its subsidiaries’ respective businesses taken as a whole;

(iv)                              is an indenture, credit agreement, loan agreement, security agreement, guarantee, bond or any other Contract relating to indebtedness for borrowed money or the deferred purchase price for property, in each case whether incurred, assumed, guaranteed or secured by any asset and in excess of $15,000,000, other than any such Contract between or among any of the Company and any of its subsidiaries;

(v)                                 prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of its subsidiaries, prohibits the pledging of the capital stock of the Company or any subsidiary of the Company, prohibits the issuance of guarantees by the Company or any subsidiary of the Company or grants any rights of first refusal or right of first offer or similar right or that limits or proposes to limit the ability of the Company or any of its subsidiaries or affiliates to sell, transfer, pledge or otherwise dispose of any material assets or businesses;

(vi)                              has resulted in payments by the Company and its subsidiaries of more than $30,000,000 in the aggregate for the 12-month period ended on June 30, 2014 (other than this Agreement, Contracts subject to clause (iv) above, purchase orders for the purchase of inventory, tooling and/or equipment entered into in the ordinary course of business, or leases);

(vii)                           has resulted in payments to the Company and its subsidiaries of more than $30,000,000 in the aggregate for the 12-month period ended on June 30, 2014 or by its express terms requires, as of the date hereof, payments to the Company and its subsidiaries under such Contract of more than $30,000,000 in the aggregate for any twelve month period following the date of this Agreement (other than this Agreement or purchase orders for the purchase of inventory, tooling and/or equipment entered into in the ordinary course of business);

(viii)                        with respect to any acquisition and divestiture pursuant to which the Company or any of its subsidiaries has continuing indemnification, “earn-out” or other contingent payment obligations, in each case, that would reasonably be expected to result in payments in excess of $10,000,000;

(ix)                              is between the Company or any of its subsidiaries, on the one hand, and any director or officer of the Company or any Person beneficially owning five percent or more of the outstanding Shares, the Blackstone Group L.P. or any of their respective Affiliates (except, with respect to the Blackstone Group L.P., for any portfolio companies thereof), on the other hand, except for (a) any Company Plan and (b) with respect to any Person beneficially owning five percent or more of the outstanding Shares, any Contracts entered into on arm’s length terms in the ordinary course of business;

(x)                                 involves the payment of royalties to, or receipt of royalties from, any Person (other than the Company or a wholly owned subsidiary of the Company) of more than $10,000,000 in the aggregate per annum pursuant to a license;

(xi)                              is an exclusive license (except to the Company or a wholly owned subsidiary of the Company) with respect to a material trademark or patent owned by the Company or its subsidiaries which is material to the Company and its subsidiaries taken as a whole or obligates the Company or any of its Affiliates to license any material patents owned by any of them on reasonable and non-discriminatory terms;

(xii)                           is between the Company and a Governmental Entity that is material to the Company;

(xiii)                        contains a standstill or similar agreement pursuant to which the Company or any of its subsidiaries has agreed not to acquire assets or securities of another Person or any of its Affiliates; or

(xiv)                       contains a put, call or similar right pursuant to which the Company or any of its subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets in each case with a value in excess of $10,000,000.

Each Contract set forth or required to be set forth in Section 3.8(a) of the Company Disclosure Schedule, filed as an exhibit (or incorporated by reference) to the SEC Reports filed prior to the date of this Agreement as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act, or disclosed after the Applicable Date by the Company on a Current Report on Form 8-K as a “material contract” (and to the extent so disclosed as a “material contract” under Regulation S-K or on Form 8-K in force as of the date hereof) is referred to herein as a “Material Contract”.

(b)                                 A copy of each Material Contract set forth in Section 3.8(a) of the Company Disclosure Schedule has been made available to Parent (or its Representatives) in the Data Room or on the SEC’s Electronic Data Gathering Analysis and Retrieval System prior to the date of this Agreement.  Each of the Material Contracts is valid and binding on the Company and each of its subsidiaries party thereto and, to the knowledge of the Company, each other party thereto, and is in full force and effect, subject to the Bankruptcy and Equity Exception, except (i) to the extent that any Material Contract expires in accordance with its terms, and (ii) for such failures to be valid and binding or to be in full force and effect that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (x) neither the Company nor any of its subsidiaries have received written notice from any other party to a Material Contract that such other party intends to terminate, not renew, or renegotiate in any material respects the terms of any such Material Contract (except in accordance with the terms thereof) and (y) there is no default under any Material Contract by the Company or any of its subsidiaries and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its subsidiaries.

SECTION 3.9                                             Absence of Certain Changes and Events.  Since December 31, 2013 through the date of this Agreement, (a) the Company and its subsidiaries have conducted their business in all material respects in the ordinary course and have not taken any action that if occurred after the date hereof would require the consent of Parent pursuant to the terms of Section 5.1 hereof and (b) there have not occurred any events, developments, changes, effects or occurrences that, individually or in the aggregate, have had or would reasonably be expected to have, a Material Adverse Effect.

SECTION 3.10                                      Absence of Litigation.  There are no civil, criminal or administrative actions, suits, claims, proceedings, or arbitrations pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, other than any such suit, claim, action, proceeding, or arbitration that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Neither the Company nor any of its subsidiaries nor any of their respective material properties is or are subject to any order, writ, judgment, injunction, decree or award except for those that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement by the Company.  There are no SEC inquiries or investigations or other inquiries or investigations by a Governmental Entity pending or, to the knowledge of the Company, threatened, in each case regarding any accounting practices of the Company or any of its subsidiaries, any malfeasance by any executive officer of the Company, in each case, that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.11                                      Employee Benefit Plans.

(a)                                 Section 3.11(a) of the Company Disclosure Schedule contains a true and complete list, as of the date of this Agreement, of each material Company Plan.  For purposes of this Agreement, “Company Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and each other director and employee plan, program, agreement or arrangement, vacation or sick pay policy, fringe benefit plan, and compensation, severance or employment agreement contributed to, sponsored or maintained by the Company or any of its subsidiaries as of the date of this Agreement for the benefit of any current, former or retired employee or director of the Company or any of its subsidiaries (collectively, the “Company Employees” and such plans, programs, policies, agreements and arrangements, collectively “Company Plans”).

(b)                                 With respect to each Company Plan, prior to the date hereof, the Company has made available to Parent a current, accurate and complete copy thereof (or, if a plan is not written, a written description thereof) and, to the extent applicable, (i) any related trust agreement or other funding instrument, (ii) the most recent determination letter, if any, received from the Internal Revenue Service (the “IRS”), (iii) the most recent summary plan description for each Company Plan for which such summary plan description is required, and (iv) for the most recent year (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports, if any.

(c)                                  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Company Plan has been established and administered in accordance with its terms and in compliance with the applicable provisions of ERISA, the Internal Revenue Code of 1986, as amended (the “Code”), and other applicable Laws, rules and regulations, (ii) with respect to each Company Plan, as of the date of this Agreement, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, (iii) neither the Company nor any of its subsidiaries has engaged in a transaction in connection with which the Company or any of its subsidiaries reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code and (iv) none of the Company nor any of the Company’s subsidiaries nor any ERISA Affiliate has incurred any liability under Title IV of ERISA that has not been satisfied in full, and to the knowledge of the Company, no condition exists that presents a risk to the Company of incurring any such liability other than liability for premiums due in the ordinary course and without default to the Pension Benefit Guaranty Corporation.  Each Company Plan which is intended to be qualified under Section 401(a) of the Code has received a determination letter to that effect from the IRS and, to the knowledge of the Company, no circumstances exist which would reasonably be expected to materially adversely affect such qualification.  No Company Plan is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).  For purposes of this Agreement, “ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its subsidiaries as of the date of this Agreement as a “single employer” within the meaning of Section 414 of the Code.

(d)                                 All Company Plans maintained primarily for the benefit of employees outside of the United States that are intended to be funded and/or book-reserved are funded and/or book reserved in all material respects, as appropriate, in accordance with applicable Law and the terms of the applicable Company Plans.  With respect to any Company Plan maintained in the United Kingdom, (i) the United Kingdom Pensions Regulator has not issued any restoration order, financial support direction or contribution notice against the Company or any of its subsidiaries and, to the knowledge of the Company, there are no circumstances which could result in such order, direction or notice, (ii) neither the Company nor any of its subsidiaries has ceased to participate in any occupational pension scheme in circumstances where a debt could become payable under section 75 or 75A of the Pensions Act 1995, (iii) neither the Company nor any of its subsidiaries has entered into an arrangement which might be construed as a compromise or a reduction of a statutory debt, in each case under section 75 or 75A of the Pensions Act 1995 and (iv) no acts, omissions or other events have, to the knowledge of the Company, been reported to the UK Pensions Regulator under section 69 or 70 of the Pensions Act 2004.

(e)                                  No Company Plan or other agreement provides any person with any amount of additional compensation or gross-up if such individual is provided with amounts subject to excise or additional taxes imposed under Section 4999 or 409A of the Code.

(f)                                   No Company Plan exists that as a result of the consummation of the transactions contemplated by this Agreement will, either alone or in combination with another event, (i) entitle any Company Employee to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement or as required by applicable Law, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such Company Employee, except as expressly provided in this Agreement, (iii) directly or indirectly cause the Company to transfer or set aside any assets to fund any benefits under any Company Plan, or (iv) result in payments which would not reasonably be expected to be deductible under Section 280G of the Code.

SECTION 3.12                                      Labor and Employment Matters.  Neither the Company nor any subsidiary of the Company is a party to any material collective bargaining agreement with any labor organization or other representative of any Company Employees, nor is any such agreement being negotiated by the Company or any subsidiary of the Company as of the date hereof.  With respect to each material collective bargaining agreement to which the Company or a subsidiary of the Company is party, the Company has made available to Parent (or its Representatives) in the Data Room a current, accurate and complete copy.  As of the date hereof, there are no material strikes, work stoppages, slowdowns, lockouts or similar material labor disputes pending or, to the knowledge of the Company, threatened in writing against the Company or any of its subsidiaries.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, as of the date of this Agreement, there are no (a) unfair labor practice complaints pending against the Company or any Significant Subsidiary before the National Labor Relations Board or any other labor relations tribunal or authority, (b) to the knowledge of the Company, union organizing efforts regarding any Company Employees, or (c) liabilities or obligations under the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder or any similar state or local Law (collectively, the “WARN Act”) that remain unsatisfied.

SECTION 3.13                                      Insurance.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all insurance policies of the Company and its subsidiaries (a) are in full force and effect and provide insurance in such amounts and against such risks as is sufficient to comply with applicable Law and as is customary in the industries in which the Company and its subsidiaries operates and (b) all premiums due with respect to such insurance policies have been paid in accordance with the terms thereof.

SECTION 3.14                                      Properties.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company or a subsidiary of the Company owns and has good, marketable and valid title to, or holds valid, legally binding, enforceable rights, which are in full force and effect to lease, sublease or otherwise lawfully use, all items of real and personal property that are material to the Company and its subsidiaries taken as a whole, in each case free and clear of all liens, encumbrances, pledges, security interests, claims and defects, covenants, imperfections and other restrictions of title (“Liens”) (except in all cases for (A) statutory liens securing payments not yet due, (B) such imperfections or irregularities of title, Liens, charges, easements, covenants and other restrictions or encumbrances as do not materially affect the use or marketability of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties; easements, rights of way or other similar matters or restrictions or exclusions which would be shown by a current title report or other similar report and any condition or other matter, if any, that may be shown or disclosed by a current and accurate survey or physical inspection, (C) encumbrances for current Taxes or other governmental charges not yet due and payable or for Taxes that are being contested in good faith by appropriate proceeding and for which adequate reserves have been provided, (D) pledges or deposits made in the ordinary course of business to secure obligations under workers’ compensation, unemployment insurance, social security, retirement and similar Laws or similar legislation or to secure public or statutory obligations, (E) mechanics’, carriers’, workmen’s, repairmen’s or other like encumbrances arising or incurred in the ordinary course of business and (F) liens, mortgages, or deeds of trust, security interests or other encumbrances on title related to indebtedness reflected on the consolidated financial statements of the Company or, for the avoidance of doubt, under the Existing Facilities (items in clauses (A) through (F) referred to herein as “Permitted Liens”); provided that no representation is made under this Section 3.14 with respect to any Intellectual Property.  Section 3.14 of the Company Disclosure Schedule contains a true and complete list of all owned real property which is material to the Company and its subsidiaries taken as a whole, including such information as is reasonably necessary to identify each such parcel of owned real property.

SECTION 3.15                                      Tax Matters.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a)                                 The Company and each of its subsidiaries (A) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns (as defined below) required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (B) have paid or accrued for all Taxes (as defined below) that are required to be paid (whether or not shown as due on such filed Tax Returns) or that the Company or any of its subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith; and (C) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(b)                                 There are not pending or, threatened in writing, any Tax audits, examinations, investigations or other proceedings with respect to the Company or any of its subsidiaries.

(c)                                  There are no Liens on any of the assets of the Company or any subsidiary that arose in connection with any failure (or alleged failure) to pay any Tax, other than for Taxes that are not yet due and payable or for Taxes that are being contested in good faith by appropriate proceeding and for which adequate reserves have been provided.

(d)                                 Neither the Company nor any of its subsidiaries has participated in any “listed transactions” within the meaning of Treasury Regulations Section 1.6011-4.

(e)                                  Neither the Company nor any of its subsidiaries (A) has any liability for the Taxes of any Person (other than the Company or its subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Law, (B) is a party to or bound by any material Tax sharing agreement, Tax allocation agreement or Tax indemnity agreement (other than Tax gross-ups to employees, employee ex-patriate agreements, any other commercial agreements or contracts not primarily related to Tax or any agreement among or between only the Company and/or any of its subsidiaries) or (C) has been either a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed by Section 355 of the Code in the two-year period ending on the date of this Agreement.

(f)                                   No written claim has been made by a Governmental Entity in a jurisdiction where the Company or any of its subsidiaries does not file Tax Returns such that it is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.

(g)                                  No closing agreements, private letter rulings, technical advance memoranda or similar agreements or rulings have been entered into or issued by any Tax authority with respect to the Company or any subsidiary.

(h)                                 For purposes of this Agreement:

(i)                                     “Taxes” means all federal, state, local and foreign income, profits, franchise, gross receipts, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, license, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever imposed by any Governmental Entity, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions; and

(ii)                                  “Tax Return” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority.

SECTION 3.16                                      Intellectual Property.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:  (a) the Company and its subsidiaries exclusively own their trademark registrations and patents, free and clear of all Liens except Permitted Liens, and own or have the right to use all patents, inventions, processes, copyrights and copyrighted works, software, trademarks, service marks, domain names, corporate names, logos, social media names, trade dress, trade secrets and all other intellectual property rights of any kind or nature (“Intellectual Property”) as are reasonably necessary to conduct their businesses as currently conducted; (b) such Intellectual Property and the Company and its subsidiaries’ current conduct of their businesses has not, since the Applicable Date, and does not, infringe, dilute or misappropriate the Intellectual Property of any third party and is not being infringed, diluted or misappropriated by any third party; (c) the Company and its subsidiaries make reasonable efforts to protect and maintain their Intellectual Property; (d) the trademark registrations and patents owned by the Company and its subsidiaries are subsisting and unexpired and are valid and enforceable; and (e) the Company and its subsidiaries are not a party to any claim, suit or other action, and no claim, suit or other action is threatened in writing

(including “cease and desist” letters) against any of them, in each case, that challenges the validity, enforceability or ownership of, or the right to use, sell or license their Intellectual Property.  Section 3.16 of the Company Disclosure Schedule identifies as of the date of this Agreement, a materially complete list of all registered Intellectual Property and material unregistered trademarks owned by the Company or its subsidiaries, indicating for each registered item the registration or application number, the record owner, the date filed or issued and the applicable filing jurisdiction.

SECTION 3.17                                      Environmental Matters.

(a)                                 Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) neither the Company nor any of its Significant Subsidiaries or, to the knowledge of the Company, any of the Company Joint Ventures is in violation of or has, incurred since January 1, 2010, or to the Company’s knowledge, prior to January 1, 2010, any liability under any Environmental Law, (ii) the Company and its Significant Subsidiaries and, to the knowledge of the Company, the Company Joint Ventures have all permits, authorizations and approvals required under any applicable Environmental Laws and are in compliance with the requirements of such permits, (iii) there are no pending or, to the knowledge of the Company, threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations or proceedings relating to any Environmental Law against the Company or any of its Significant Subsidiaries or, to the knowledge of the Company, any of the Company Joint Ventures, (iv) there are no events or circumstances, including contamination at current, former and third-party sites, that would reasonably be expected to result in liability or form the basis of an order for cleanup or remediation, or an action, suit or proceeding by any private party or governmental body or agency, against or affecting the Company or any of its subsidiaries or, to the knowledge of the Company, any of the Company Joint Ventures relating to Hazardous Materials or any Environmental Laws and (v) the Company has made available all material written environmental assessments, reports and studies (or summaries thereof) on all matters that could reasonably be expected, individually or in the aggregate to have a Material Adverse Effect.

(b)                                 For purposes of this Agreement, the following terms shall have the meanings assigned below:

“Environmental Laws” means Laws relating to the protection of the environment or natural resources or human exposure in each case with respect to Hazardous Materials, the  release or threatened release of Hazardous Materials or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of, Hazardous Materials or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“Hazardous Materials” means any substance regulated due to a potential for harm under applicable Environmental Law including chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products.

SECTION 3.18                                      Opinion of Financial Advisor.  Goldman, Sachs & Co. (the “Financial Advisor”) has delivered to the Company Board its written opinion (or oral opinion to be confirmed in writing), dated as of the date of this Agreement, that, as of such date, the Per Share Merger Consideration is fair, from a financial point of view, to the holders of Common Stock (other than Parent and its affiliates), a copy of which opinion will be delivered to Parent promptly following the date of this Agreement.

SECTION 3.19                                      Brokers.  No broker, finder or investment banker (other than the Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company, any of its subsidiaries or any of their respective officers, directors or employees.  Prior to the date of this Agreement, the Company has made available to Parent a complete and accurate copy of all Contracts pursuant to which the Financial Advisor is entitled to any fees and expenses from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

SECTION 3.20                                      Takeover Statutes.  No “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or regulation enacted under any Laws applicable to the Company or any of its subsidiaries is applicable to this Agreement or the transactions contemplated hereby, including the Merger.

SECTION 3.21                                      Customers and Suppliers.  From January 1, 2014 through the date of this Agreement, to the knowledge of the Company, (I) no Significant Customer has notified the Company in writing that it intends to (A) terminate its relationship with the Company or its subsidiaries or (B) terminate any purchase orders relating to one or more platforms which, when taken together, would result in a reduction in an excess of 20% of the aggregate annual revenue to be received by the Company and its subsidiaries, taken as a whole, as compared to the 12-month period ended on June 27, 2014 from sales to such Significant Customer (taking into account sales to such Significant Customer’s group), and (II) no Significant Supplier has notified the Company in writing that it intends to (A) terminate its relationship with the Company or its subsidiaries or (B) take any action that would result in an increase in excess of 20% of the aggregate annual gross spend (or value added spend in the case of third party services or modules providers) by the Company and its subsidiaries in procuring the products supplied by such Significant Supplier as compared to the 12-month period ended on June 27, 2014.

SECTION 3.22                                      Quality and Safety of Products.

(a)                                 Since the Applicable Date, neither the Company or any of its subsidiaries nor, to the knowledge of the Company, any Company Joint Venture, has received written notice from (i) any of its customers that such customer has, (A) received any written notice or allegation from a Governmental Entity, (B) been a party or subject to any action, suit, investigation or proceeding brought or initiated by a Governmental Entity or (C) been threatened in writing by a Governmental Entity with any action, suit, investigation or proceeding or (ii) a Governmental Entity that contained allegations or threatened or stated a basis for initiating an action, suit, investigation or proceeding, in each of the foregoing clauses (i) and (ii), with respect to the failure or alleged failure of any product produced, sold or distributed by or on behalf of the Company, any of its subsidiaries or, to the knowledge of the Company, any Company Joint Venture to meet applicable manufacturing, quality or labeling standards established by Law, except, in each case, that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)                                 Since the Applicable Date, (i) there have been no recalls of any product of the Company, any subsidiary or, to the knowledge of the Company, any Company Joint Venture, whether ordered by a Governmental Entity or undertaken voluntarily by the Company, any subsidiary or, to the knowledge of the Company, any Company Joint Venture, and (ii) the Company has not received any written notice from any customer or Governmental Entity in connection with a claim or allegation against the Company or its subsidiaries and, to the knowledge of the Company, no Company Joint Venture has received any such written notice with a claim or allegation against such Company Joint Venture, in each case related to any such recall, except in each of the foregoing clauses (i) and (ii) for any such recalls that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 3.23                                      No Other Representations or Warranties.  Except for the representations and warranties contained in this Article III, each of Parent and Merger Sub acknowledges that neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or Merger Sub, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub or their Representatives in the Data Room or management presentations in expectation of the transactions contemplated by this Agreement, including with respect to the completeness, accuracy or currency of any such information.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF
PARENT AND MERGER SUB

Parent and Merger Sub each hereby represents and warrants to the Company that, except as set forth in the corresponding sections or subsections of the disclosure schedules delivered to the Company by Parent and Merger Sub concurrently with entering into this Agreement (the “Parent Disclosure Schedule”), it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Schedule shall also be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such item is reasonably apparent:

SECTION 4.1                                             Organization.  Each of Parent, ZNA and Merger Sub is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be qualified or, to the extent such concept is applicable, in such good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.  Parent has made available to the Company prior to the date of this Agreement a complete and correct copy of (i) the articles of association of Parent and the charter of its supervisory board, which documents are the sole governing documents of Parent and (ii) the certificate of incorporation and bylaws of ZNA and Merger Sub, each as amended to the date of this Agreement, and each as so delivered is in full force and effect.

SECTION 4.2                                             Authority.  Each of Parent and Merger Sub has all requisite corporate power and authority, and, except for the adoption of this Agreement by ZNA as the sole stockholder of Merger Sub, has taken all corporate or other action necessary, in order to execute, deliver and perform its obligations under, this Agreement, and to consummate the Merger and the other transactions contemplated hereby.  The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate or similar action by the Boards of Directors or supervisory board of Parent (including the unanimous approval of this Agreement and the transactions contemplated hereby by Parent’s supervisory board and management board) and Merger Sub and immediately following execution and delivery of this Agreement, Parent will cause ZNA, in its capacity as the sole stockholder of Merger Sub, to adopt this Agreement and the transactions contemplated hereby, including the Merger in accordance with applicable Law and the certificate of incorporation and bylaws of Merger Sub and promptly deliver a copy of such sole stockholder consent to the Company, and no other corporate proceedings or stockholder or similar action on the part of Parent, ZNA or Merger Sub or any of their Affiliates (including any stockholder, supervisory board, management board or foundation which owns or controls, in any respect, directly or indirectly, any portion of the equity, actions or assets of Parent, ZNA or Merger Sub) are necessary to authorize this Agreement, to perform their respective obligations hereunder, or to consummate the transactions contemplated hereby (other than the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL).  This Agreement has been duly executed and delivered by each of Parent and Merger Sub and is a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

SECTION 4.3                                             No Conflict; Required Filings and Consents.

(a)                                 The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation of the Merger and the other transactions contemplated hereby, including the Financing and the ownership and operation of the Company and its subsidiaries following the Effective Time, and the compliance with the provisions of this Agreement will not (i) conflict with or violate the articles of association or other governing documents of Parent, the certificate of incorporation or bylaws of ZNA or Merger Sub or the comparable governing instruments of any of their respective subsidiaries, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (vi) of subsection (b) below have been obtained, and all filings described in such clauses have been made, conflict with or violate any Law, rule, regulation, order, judgment or decree applicable to Parent, ZNA or Merger Sub or by which any of them or any of their respective properties are bound or (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, or result in the creation of a Lien (except a Permitted Lien) on any of the material assets of Parent, ZNA or Merger Sub pursuant to, any Contracts to which Parent, ZNA or Merger Sub, or any of their subsidiaries, is a party or by which Parent, ZNA or Merger Sub or any of their subsidiaries or its or their respective properties are bound, except in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, loss, right or other occurrence which would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement by Parent or Merger Sub.

(b)                                 The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation of the Merger and the other transactions contemplated hereby by each of Parent and Merger Sub do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for (i) the applicable requirements, if any, of the Exchange Act and the rules and regulations promulgated thereunder and state securities, takeover and “blue sky” laws, (ii) the filing of a premerger “Notification and Report Form” by Parent and Merger Sub under the HSR Act, (iii) the applicable requirements of the New York Stock Exchange, (iv) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL, (v) the filing of a joint voluntary notice with CFIUS pursuant to Exon-Florio, (vi) the applicable requirements of Non-U.S. Antitrust Laws set forth in Section 4.3(b) of the Parent Disclosure Schedule and (vii) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby by Parent or Merger Sub.

SECTION 4.4                                             Absence of Litigation.  As of the date of this Agreement, there are no civil, criminal, administrative or other suits, claims, actions, proceedings or arbitrations pending or, to the knowledge of Parent, threatened against Parent or Merger Sub or any of their respective subsidiaries, other than any such suit, claim, action, proceeding or investigation that would not or would not reasonably be expected to, prevent or materially delay the consummation of the transactions contemplated hereby by Parent or Merger Sub.  Neither Parent nor any of its subsidiaries nor any of their respective properties is or are subject to any order, writ, judgment, injunction, decree or award that would, or would reasonably be expected to, prevent or materially delay the consummation of the transactions contemplated hereby by Parent or Merger Sub.

SECTION 4.5                                             Operations and Ownership of Merger Sub.  The authorized capital stock of Merger Sub consists solely of 100 shares of common stock, par value $0.01 per share, one of which is validly issued and outstanding as of the date hereof.  All of the issued and outstanding capital stock of Merger Sub is, and at and immediately prior to the Effective Time will be, owned by Parent, ZNA or a direct or indirect wholly owned subsidiary of Parent or ZNA.  Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby (including the Financing) and prior to the Effective Time will have engaged in no other business activities and will have no assets, liabilities or obligations of any nature other than those incident to its formation pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

SECTION 4.6                                             Brokers.  No broker, finder or investment banker (other than Citigroup Global Markets Inc. and Deutsche Bank AG, whose fees shall be paid by Parent) is entitled to any brokerage, finder’s or other fees or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent, ZNA or Merger Sub for which the Company could have any liability in a circumstance where the Merger is not consummated.

SECTION 4.7                                             Financing.  Parent has delivered to the Company true, complete and correct copies of the executed Credit Facilities Agreement, dated as of the date of this Agreement, between, among others, Parent, Citigroup Global Markets Limited and Deutsche Bank AG, Filiale Luxemburg as mandated lead arrangers and bookrunners and Citibank International plc as facility agent (the “Financing Commitments”), pursuant to which the lenders thereto have committed, subject to the terms and conditions set forth therein, to lend the amounts set forth therein (the “Financing”) for the purposes of funding the transactions contemplated by this Agreement, and related fees and expenses and the refinancing of certain outstanding indebtedness of the Company.  None of the Financing Commitments has been amended, modified or supplemented prior to the date of this Agreement, as of the date of this Agreement no such amendment, modification or supplement is contemplated by Parent or, to the knowledge of Parent, any other party thereto, and as of the date of this Agreement the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded in any respect.  Except for fee letters (complete copies of which have been provided to the Company, with only fee amounts and market flex provisions and other customary threshold amounts redacted; provided, that Parent represents and warrants that the market flex provisions in such fee letters do not permit the imposition of any new conditions (or the expansion of any existing conditions) with respect to the availability of the Financing or any reduction in the amount of the Financing) and engagement letters with respect to the Financing, as of the date hereof there are no side letters or Contracts to which Parent or Merger Sub is a party related to the funding or investing, as applicable, of the Financing that would reasonably be expected to adversely affect the availability of the Financing other than as expressly set forth in the Financing Commitments delivered to the Company prior to the date hereof.  Parent has paid all commitment fees or other fees in connection with the Financing Commitments that are payable on or prior to the date hereof, and as of the date hereof the Financing Commitments are in full force and effect and are the legal, valid, binding and enforceable obligations of Parent and Merger Sub, as the case may be, and, to the knowledge of Parent and Merger Sub, each of the other parties thereto, in each case subject to the Bankruptcy and Equity Exception.  There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as expressly set forth in the Financing Commitments.  As of the date hereof, assuming the accuracy of the representations and warranties of the Company set forth herein, no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a default or breach on the part of Parent or Merger Sub or, to the knowledge of Parent or Merger Sub, any other party thereto under any of the Financing Commitments.  As of the date hereof, assuming the accuracy of the representations and warranties of the Company set forth herein, Parent has no reason to believe that any of the conditions to the Financing contemplated by the Financing Commitments applicable to it will not be satisfied.  Assuming the Financing is funded in accordance with the Financing Commitments, Parent and Merger Sub will have at and after the Closing funds sufficient to (i) pay the aggregate Per Share Merger Consideration, (ii) pay the fees and expenses required to be paid by Parent,

Merger Sub and the Surviving Corporation in connection with the Merger, the transactions contemplated hereby, and the Financing and (iii) pay for any refinancing of any outstanding indebtedness of the Company required to be made in connection with the Merger.

SECTION 4.8                                             Ownership of Shares.  As of the date of this Agreement, none of Parent, ZNA, Merger Sub or any of their respective subsidiaries beneficially owns (as defined in Rule 13d-3 under the Exchange Act) any Shares or any securities that are convertible into or exchangeable or exercisable for Shares, or holds any rights to acquire or vote any Shares, or any option, warrant, convertible security, stock appreciation right, swap agreement or other security, contract right or derivative position, whether or not presently exercisable, that provides Parent, ZNA, Merger Sub, or any of their respective subsidiaries with an exercise or conversion privilege or a settlement payment or mechanism at a price related to the value of the Shares or a value determined in whole or part with reference to, or derived in whole or part from, the value of the Shares, in any case without regard to whether (i) such derivative conveys any voting rights in such securities to such Person, (ii) such derivative is required to be, or capable of being, settled through delivery of securities or (iii) such Person may have entered into other transactions that hedge the economic effect of such derivative.

SECTION 4.9                                             Solvency.  Assuming (a) the accuracy of the representations and warranties of the Company set forth herein, (b) that the conditions to the obligation of Parent and Merger Sub to consummate the Merger set forth in Section 7.1 and Section 7.2 have been satisfied or waived and (c) the Required Information fairly presents the consolidated financial condition of the Company and its subsidiaries as at the end of the periods covered thereby and the consolidated results of earnings of the Company and its subsidiaries for the periods covered thereby, then immediately following the Effective Time and after giving effect to all of the transactions contemplated by this Agreement, including the Financing, the payment of the aggregate consideration to which the stockholders of the Company are entitled under Article II, funding of any obligations of the Surviving Corporation or its subsidiaries which become due or payable by the Surviving Corporation and its subsidiaries in connection with, or as a result of, the Merger and payment of all related fees and expenses, the Surviving Corporation will be Solvent.  For the purposes of this Agreement, the term “Solvent” when used with respect to any Person means that, as of any date of determination, (i) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed the sum of:  (A) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with  applicable Laws governing determinations of the insolvency of debtors; and (B) the amount that will be required to pay the probable liabilities of such Person, as of such date, on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (ii) such Person will not have unreasonably small capital for the operation of the businesses in which it is engaged or proposed to be engaged as of such date and (iii) such Person will be able to pay its liabilities, as of such date, including contingent and other liabilities, as they become due.  For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

SECTION 4.10                                      Access to Information.  Each of Parent and Merger Sub acknowledges that it has conducted its own independent investigation and analysis of the business, operations, assets, liabilities, results of operations, condition, and prospects of the Company and its subsidiaries and that it and its Representatives have received access to such books, records and facilities, equipment, Contracts and other assets of the Company and its subsidiaries that it and its Representatives have requested for such purposes and that it and its Representatives have had the opportunity to meet with management of the Company to discuss the foregoing, and that it and its Representatives have not relied on any representation, warranty, or other statement by any Person on behalf of the Company or any of its subsidiaries, other than the representations and warranties expressly set forth in Article III of this Agreement.

SECTION 4.11                                      Section 6.4 Contract.  Parent has delivered to the Company’s outside counsel a true, complete and correct fully executed copy of that Contract set forth on Section 6.4(a) of the Parent Disclosure Schedule (the “Section 6.4 Contract”) and the counterparty to the Section 6.4 Contract has agreed to permit the Company to publicly make the statements regarding the Section 6.4 Contract set forth on Section 6.4(b) of the Parent Disclosure Schedule and Parent agrees that those statements which are identified with an asterisk thereon are true and correct in all material respects.  The Section 6.4 Contract has not been amended, modified or supplemented prior to the date of this Agreement and as of the date of this Agreement no such amendment, modification or supplement is contemplated.  There are no side letters or other Contracts or understandings or arrangements related to the transactions contemplated by the Section 6.4 Contract other than as expressly set forth in the Section 6.4 Contract.  Parent has, and to the knowledge of Parent the other parties to the Section 6.4 Contract have, all requisite corporate power and authority, and Parent has taken, and to the knowledge of Parent the other parties to the Section 6.4 Contract have taken, all corporate or other action necessary, in order to execute, deliver and perform their respective obligations under, the Section 6.4 Contract, to consummate the transactions contemplated thereby and to permit Parent to submit the Section 6.4 Contract to any Governmental Entity (in a form required by any such Governmental Entity) in order to make any filings, notifications or reports in connection with any Antitrust Law or CFIUS required for the consummation of the Merger and the other transactions contemplated by this Agreement.  The execution, delivery and performance of the Section 6.4 Contract by Parent and the consummation by Parent of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate or similar action by the supervisory board of Parent and, to the knowledge of Parent, the relevant governing bodies of the other parties thereto.  The Section 6.4 Contract has been duly executed and delivered by Parent and constitutes a valid and binding agreement of Parent and, to the knowledge of Parent, the other parties thereto, enforceable against Parent and, to the knowledge of Parent, the other parties thereto, in accordance with its terms, subject to the Bankruptcy and Equity Exception.

SECTION 4.12                                      No Other Representations or Warranties.  Except for the representations and warranties contained in this Article IV, the Company acknowledges that neither Parent, Merger Sub nor any other Person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided to the Company.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 5.1                                             Conduct of Business of the Company Pending the Merger.  From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Article VIII, except as otherwise expressly contemplated by this Agreement, as set forth in Section 5.1 of the Company Disclosure Schedule, as required by applicable Laws, or unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), (a) the business of the Company and its subsidiaries shall be conducted in the ordinary and usual course of business and the Company shall use its commercially reasonable efforts, and cause its subsidiaries to use their respective commercially reasonable efforts, to preserve substantially intact their respective existing relations and goodwill with Governmental Entities, customers, suppliers, distributors, creditors, lessors, and employees and (b) without limiting the foregoing, neither the Company nor any of its subsidiaries shall:

(i)                                     amend or otherwise change its Certificate of Incorporation or Bylaws or other applicable governing instruments, in the case of subsidiaries, in any material respect;

(ii)                                  make any acquisition of (whether by merger, consolidation, acquisition of stock or assets or otherwise), or make any investment in any interest in, any assets or any Person (other than wholly owned subsidiaries of the Company or pro rata investments in the ordinary course of business in non-wholly owned subsidiaries of the Company or Company Joint Ventures), in each case, except for (A) purchases of inventory and other assets in the ordinary course of business or pursuant to an existing Contract or (B) acquisitions of or investments in suppliers that do not exceed $10,000,000 in the aggregate in purchase price and assumed indebtedness in the case of any individual supplier;

(iii)                               issue, sell, or dispose of (or authorize the issuance, sale or disposition of), any shares of capital stock, ownership interests or voting securities, or any options, warrants, convertible securities or other rights of any kind to acquire or receive any shares of capital stock, any other ownership interests or any voting securities (including stock appreciation rights, phantom stock or similar instruments), of the Company or any of its subsidiaries (except (a) for the issuance of Shares upon the exercise of Options or SARs outstanding as of the date hereof in accordance with the terms of any Company Stock Plan or any applicable award agreement thereunder, (b) in connection with the settlement or vesting of PSUs or Stock Units, as applicable, outstanding as of the date hereof in each case, in accordance with the terms of any Company Stock Plan or any applicable award agreement thereunder, (c) for the valid exchange of any Exchangeable Notes, (d) for any issuance, sale or disposition to the Company or a wholly owned subsidiary of the Company by any subsidiary of the Company or (e) for the purchase and issuance of matching contribution Shares under the TRW Automotive 401(k) Savings Plan or the TRW Automotive Retirement Savings Plan for Hourly Employees) or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation or dissolution;

(iv)                              reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any shares of capital stock of the Company (except (a) for the acquisition of Shares tendered by directors or employees in connection with a cashless exercise of Options or SARs outstanding as of the date hereof or in order to pay Taxes in connection with the exercise of Options or SARs outstanding as of the date hereof pursuant to the terms of any Company Stock Plan or any applicable award agreement thereunder, (b) in connection with the settlement or vesting of any PSUs or Stock Units outstanding as of the date hereof (including Shares withheld in order to pay Taxes) pursuant to the terms of any Company Stock Plan or any applicable award agreement thereunder,  (c) in connection with the purchase and issuance of matching contribution Shares under the TRW Automotive 401(k) Savings Plan or the TRW Automotive Retirement Savings Plan for Hourly Employees or (d) in connection with the final settlement of a share repurchase program in effect as of the date hereof), or reclassify, combine, split or subdivide any capital stock or other ownership interests of any of the Company’s subsidiaries;

(v)                                 create or incur any Lien, other than Permitted Liens, Liens securing indebtedness permitted pursuant to clause (xii) below, or other Liens on any assets of the Company or its subsidiaries which other Liens, in the aggregate, would be immaterial in scope and amount;

(vi)                              make any loans or advances to any Person (other than wholly owned subsidiaries of the Company or pro rata loans or advances in the ordinary course of business to non-wholly owned subsidiaries of the Company or Company Joint Ventures)) other than to suppliers in the ordinary course of business not in excess of $10,000,000 in the case of any individual supplier;

(vii)                           sell or otherwise dispose of (whether by merger, consolidation or disposition of stock or assets or otherwise) any assets or any corporation, partnership or other business organization or division thereof or otherwise sell, assign, exclusively license, allow to expire, or abandon or dispose of any assets, rights or properties other than (A) sales, dispositions or licensing of equipment, tooling and/or inventory and other assets in the ordinary course of business or pursuant to an existing Contract or (B) other sales, assignments, non-exclusive licenses, expirations or dispositions of assets, rights or properties of the Company or any subsidiary of the Company with a value of less than $25,000,000 in the aggregate;

(viii)                        declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for any dividend or distribution (A) by a subsidiary of the Company to the Company or a wholly owned subsidiary of the Company or (B) in the ordinary course, by a joint venture governed by a Contract listed on Section 3.8(a)(iii) of the Company Disclosure Schedule to a subsidiary of the Company and the relevant third-party partner in such joint venture, provided that such distribution or dividend is paid pro rata based on each such Person’s ownership interest in such joint venture) or otherwise pursuant to the joint venture Contract governing the terms of such distributions;

(ix)                              commit, make or authorize any capital expenditures, except as set forth in the budget set forth in Section 5.1 of the Company Disclosure Schedule, in excess of $50,000,000 in the aggregate during any 12-month period, but as to any expenditures individually in excess of $5,000,000 and not set forth on such budget, only after reasonable consultation with Parent;

(x)                                 other than in the ordinary course of business or as required by Law, extend, modify or fail to perform the terms of any Material Contract in any material respect or terminate any Material Contract;

(xi)                              enter into any Contract that would have been a Material Contract had it been entered into prior to the date of this Agreement, other than Contracts with customers or suppliers in the ordinary course of business or Contracts the subject matter of which is expressly permitted pursuant to another exception or qualification to this Section 5.1;

(xii)                           except for (A) borrowings under the Company’s and its subsidiaries’ credit facilities listed on Section 5.1(b)(xii) of the Company Disclosure Schedule (the “Existing Facilities”) and (B) borrowings under new credit facilities (so long as the aggregate amount of indebtedness described in the foregoing clause (A) and this clause (B) (other than indebtedness attributable to the indentures listed under Item 1 on Section 3.8(a)(i) of the Company Disclosure Schedule) does not at any time exceed $1,500,000,000, plus an amount of borrowings of up to $328,000,000 for expenditures in accordance with the Company’s budget for the Company’s planned pension restructuring; provided, that, such new credit facilities shall be on terms no less favorable to the Company and its subsidiaries in the aggregate than the Existing Facilities and shall not include any premium or penalty upon repayment thereof (other than customary interest breakage costs for prepayments during an interest period) and (C) intercompany loans between the Company and any of its wholly owned subsidiaries or between any wholly owned subsidiaries, incur indebtedness for borrowed money in excess of $25,000,000, or modify in any material respect in a manner adverse to the Company the terms of any such indebtedness for borrowed money, or assume, guarantee or endorse the obligations of any Person (other than a subsidiary of the Company), in each case, in excess of $25,000,000, other than (x) in replacement of existing indebtedness for borrowed money on terms substantially consistent with or more beneficial than the indebtedness being replaced and not in an aggregate principal amount of the indebtedness being refinanced, (x) guarantees by the Company of indebtedness of subsidiaries of the Company incurred in compliance with this Section 5.1 by the Company, or (y) any commodity, currency, sale or hedging agreements which can be terminated on or sold with 90 days’ or less notice, without penalty (which, for the avoidance of doubt, shall not include customary settlement costs), entered into in the ordinary course of business for bona fide risk mitigation purposes and not for speculative purposes;

(xiii)                        except as contemplated by Section 6.9 or except to the extent required under any Company Plan or as required by applicable Law, (A) increase the compensation or benefits of any of its directors, officers or employees (except in the ordinary course of business with respect to employees who are not directors or executive officers), (B) grant or increase any severance or termination pay not provided for under any Company Plan (except in the ordinary course of business with respect to employees who are not directors or executive officers), (C) enter into any employment, consulting or severance agreement or arrangement with any of its present or former directors, officers or other employees, except for offers of employment in the ordinary course of business with employees who are not directors or executive officers or in connection with a replacement hiring, (D) establish, adopt, enter into or amend in any material respect or terminate any Company Plan, (E) establish or fund any new rabbi trust or similar arrangement to fund or in any other way secure the payment of compensation or benefits under any Company Plan or (F) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Plan that is required by applicable law to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP;

(xiv)                       other than as required by applicable Law or GAAP (or as required to conform to any changes in statutory, or regulatory accounting rules (including GAAP or regulatory requirements with respect thereto)), (A) make any material change to any method of accounting (or accounting principles in connection therewith), (B) make or change any material Tax election, (C) surrender any material claim for a refund of Taxes, or (D) enter into any agreement materially affecting Taxes due for any taxable period ending after the Closing Date, in each case which would be considered material to the Company and its subsidiaries taken as a whole;

(xv)                          other than in the ordinary course of business or as required by applicable Law, enter into or amend in any material respect any material collective bargaining agreement with any labor organization or other representative of any Company Employees;

(xvi)                       other than Transaction Litigation, which is addressed in Section 6.12, settle or compromise any material litigation, other than settlements or compromises of litigation where the amount paid does not exceed $10,000,000 individually or $20,000,000 in the aggregate;

(xvii)                    consent to any of the Company Joint Ventures taking any of the actions that would be prohibited by Section 5.1(i) through Section 5.1(xvi) if taken by the Company or one of its subsidiaries to the extent the consent of the Company or any of its subsidiaries (or any of their respective Representatives) is required (pursuant to Contract or applicable Laws) for such Company Joint Venture to take such action; or

(xviii)                 agree, authorize or commit to do any of the foregoing actions described in Section 5.1(i) through Section 5.1(xvii).

SECTION 5.2                                             Conduct of Business of Parent and Merger Sub Pending the Merger.  Each of Parent and Merger Sub agrees that, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with Article VIII, it shall not, and it shall cause each of its Affiliates not to, directly or indirectly, take any action with respect to the Financing or any Alternative Financing (including the proceeds thereof) that would, or would reasonably be expected to (assuming in each case (a) the accuracy of the representations and warranties of the Company set forth herein and (b) that the Company complies with all of its obligations set forth and otherwise contemplated herein), individually or in the aggregate, cause Parent to fail at Closing to have funds sufficient to (i) pay the aggregate Per Share Merger Consideration, (ii) pay the fees and expenses required to be paid by Parent, Merger Sub and the Surviving Corporation in connection with the Merger, the transactions contemplated hereby, and the Financing and (iii) pay for any refinancing of any outstanding debt contemplated to be repaid pursuant to the Financing Commitments.  For the avoidance of doubt, Parent and Merger Sub acknowledge and agree that the obtaining of the Financing, or any Alternative Financing or other financing, is not a condition to Closing.

SECTION 5.3                                             No Control of Other Party’s Business.  Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its subsidiaries’ operations prior to the Effective Time.  Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its subsidiaries’ respective operations.

ARTICLE VI

ADDITIONAL AGREEMENTS

SECTION 6.1                                             Acquisition Proposals.

(a)                                 The Company shall not, and shall cause its subsidiaries, directors, officers, and employees not to, and shall direct and use its reasonable best efforts to cause the attorneys, investment bankers and other advisors or representatives (collectively, “Representatives”) of the Company and its subsidiaries not to, directly or indirectly, (i) initiate, solicit or knowingly encourage or otherwise knowingly facilitate any inquiries with respect to, or the making of, any Acquisition Proposal or any offer or proposal that could reasonably be expected to lead to an Acquisition Proposal, (ii) engage, continue or otherwise participate in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to, any Person relating to an Acquisition Proposal or any offer or proposal that could reasonably be expected to lead to an Acquisition Proposal, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal, or (iv) execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to any Acquisition Proposal, and the Company shall not resolve or agree to do any of the foregoing.  The Company shall immediately cease any solicitations, discussions or negotiations or other activities with any Person (other than the Parties) in connection with an Acquisition Proposal.  The Company also agrees that it will promptly request each Person (other than the Parties) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal to promptly return or destroy all confidential information furnished to such Person by or on behalf of it or any of its subsidiaries prior to the date hereof.  The Company shall promptly (and in any event within 24 hours of the Company obtaining knowledge thereof) notify Parent orally and in writing of the receipt of any inquiries, proposals or offers, any requests for information, or any requests for discussions or negotiations with the Company or any of its Representatives, in each case with respect to an Acquisition Proposal or any offer or proposal that could reasonably be expected to lead to an Acquisition Proposal after the date hereof, which notice shall include a summary of the material terms of, and the identity of the Person making, such Acquisition Proposal (including, if applicable, copies of any such written requests, proposals or offers, including proposed agreements) and thereafter shall keep Parent informed, on a reasonably current basis, of any material developments related to the terms, conditions and process associated with such proposals and offers.

(b)                                 Notwithstanding anything to the contrary in Section 6.1(a) or Section 6.3, nothing contained herein shall prevent the Company or the Company Board from:

(i)                                     taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer, in each case, to the extent legally required) or from making any other legally required disclosure to stockholders with regard to the transactions contemplated by this Agreement or an Acquisition Proposal (provided that neither the Company nor the Company Board may recommend any Acquisition Proposal unless expressly permitted by Section 6.1(c), and provided, further, that if any such disclosure does not reaffirm the Recommendation, such disclosure shall be deemed to be a Change of Recommendation); provided, further, that the issuance by the Company or the Company Board of a “stop, look and listen” communication as contemplated by Rule 14d-9(f) promulgated under the Exchange Act (or any similar communication to its stockholders) in which the Company indicates that the Company Board has not changed the Recommendation shall not constitute a Change of Recommendation;

(ii)                                  prior to, but not after, obtaining the Company Requisite Vote, providing access to its properties, books and records and providing information or data in response to a request therefor by a Person or group who has made a bona fide Acquisition Proposal that was not initiated, solicited, encouraged or facilitated in violation in any material respect of this Agreement, if the Company Board (A) shall have determined in good faith, after consultation with its legal counsel and financial advisor, that such Acquisition Proposal would reasonably be expected to constitute, result in or lead to a Superior Proposal, (B) shall have determined in good faith, after consultation with its legal counsel, that the failure to provide such access would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law and (C) has received from the Person so requesting such information an executed Acceptable Confidentiality Agreement; provided, that any such access, information or data has previously been provided to Parent or is provided to Parent prior to or substantially concurrently with the time such access, information or data is provided to such Person or group;

(iii)                               prior to, but not after, obtaining the Company Requisite Vote, contacting and engaging in any negotiations or discussions with any Person or group and their respective Representatives who has made an Acquisition Proposal that was not initiated, solicited, encouraged or facilitated in violation in any material respect of this Agreement if the Company Board shall have determined in good faith, after consultation with its legal counsel and financial advisor, that (A) such Acquisition Proposal would reasonably be expected to constitute, result in, or lead to a Superior Proposal and (B) the failure to contact such Person or group and engage in any such negotiations or discussions would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law;

(iv)                              prior to, but not after, obtaining the Company Requisite Vote, making a Change of Recommendation (but only if permitted by Section 6.3); or

(v)                                 resolving or agreeing to take any of the foregoing actions, to the extent such actions would be permitted by the foregoing clauses (i) through (iv) of this Section 6.1(b).

(c)                                  Notwithstanding anything in Section 6.1(a) to the contrary, if, at any time prior to, but not after, obtaining the Company Requisite Vote, the Company Board determines in good faith, after consultation with its financial advisor and outside legal counsel, in response to a bona fide Acquisition Proposal that was not initiated, solicited, encouraged or facilitated in violation in any material respect of this Agreement, that such Acquisition Proposal constitutes a Superior Proposal, the Company or the Company Board may (and may resolve or agree to) (i) terminate this Agreement pursuant to Section 8.1(d)(ii) to enter into a definitive agreement with respect to such Superior Proposal or (ii) effect a Change of Recommendation in accordance with clause (x)(A) of Section 6.3; provided, however, that, if the Company terminates the Agreement pursuant to Section 8.1(d)(ii), the Company pays to Parent the Company Termination Fee required to be paid pursuant to Section 8.2(b)(i) concurrently with or prior to such termination; provided further that the Company will not be entitled to enter into such definitive agreement and to terminate this Agreement in accordance with Section 8.1(d)(ii) or effect a Change of Recommendation pursuant to clause (x)(A) of Section 6.3 unless (x) the Company delivers to Parent a written notice (a “Company Notice”), advising Parent that the Company Board proposes to take such action and containing the material terms and conditions of the Superior Proposal that is the basis of the proposed action by the Company Board (including the identity of the party making such Superior Proposal and copies of any written proposals or offers, including proposed agreements) and (y) at or after 5:00 p.m., New York City time, on the fifth Business Day immediately following the day on which the Company delivered the Company Notice (such period from the time the Company Notice is provided until 5:00 p.m. New York City time on the fifth Business Day immediately following the day on which the Company delivered the Company Notice, the “Notice Period”), the Company Board reaffirms in good faith (after consultation with its outside counsel and financial advisor) that such Acquisition Proposal continues to constitute a Superior Proposal.  If requested by Parent, the Company will, and will cause its Representatives to, during the Notice Period, engage in good faith negotiations with Parent and its Representatives to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal would cease to constitute a Superior Proposal.  The Company agrees to notify Parent promptly if it determines during such Notice Period not to terminate this Agreement and enter into the definitive agreement referred to in the Company Notice.  Any material amendment to the terms of a proposed agreement relating to a Superior Proposal will be deemed to be a new proposal or proposed agreement relating to a Superior Proposal for purposes of this Section 6.1(c), including with respect to the Notice Period (except that references to the five Business Day period above shall be deemed to be references to a three Business Day period; provided that such new Notice Period shall in no event shorten the original Notice Period).

(d)                                 For purposes of this Agreement, the following terms shall have the meanings assigned below:

(i)                                     “Acquisition Proposal” means any proposal or offer from any Person or group of Persons (other than Parent, Merger Sub or their respective Affiliates) relating to (A) any merger, consolidation, dissolution, liquidation, recapitalization, reorganization, spin off, share exchange, business combination, purchase, or similar transaction with respect to the Company or any of its Significant Subsidiaries or (B) any direct or indirect acquisition or purchase of a business that constitutes 20% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole, or 20% or more of the total voting power of the equity securities of the Company, any tender offer or exchange offer that if consummated would result in any Person or group of Persons beneficially owning 20% or more of the total voting power of the equity securities of the Company, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, joint venture, partnership, dissolution or similar transaction involving the Company (or any subsidiary or subsidiaries of the Company whose business constitutes 20% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole).

(ii)                                  “Superior Proposal” means a bona fide written Acquisition Proposal relating to any direct or indirect acquisition or purchase of (A) assets that generate more than 50% of the consolidated total revenues of the Company and its subsidiaries, taken as a whole, (B) assets that constitute more than 50% of the consolidated total assets of the Company and its subsidiaries, taken as a whole, or (C) more than 50% of the total voting power of the equity securities of the Company, in each case, that the Company Board in good faith determines would, if consummated, result in a transaction that is more favorable from a financial point of view to the stockholders of the Company than the transactions contemplated hereby, in each case after taking into account all such factors and matters deemed relevant in good faith by the Company Board, including legal, financial (including the financing terms of any such proposal), regulatory, timing or other aspects of such proposal and the transactions contemplated hereby and after taking into account any changes to the terms of this Agreement irrevocably proposed in writing by Parent in response to such Superior Proposal pursuant to, and in accordance with, Section 6.1(c).

SECTION 6.2                                             Proxy Statement.  The Company shall, with the assistance of Parent as provided by this Section 6.2, prepare and file with the SEC, as promptly as practicable after the date of this Agreement, and in any event within 15 Business Days after the date of this Agreement, assuming the Company has timely received all required information from Parent, a preliminary proxy statement to be sent to the stockholders of the Company in connection with the Stockholders Meeting (such proxy statement, as amended or supplemented, the “Proxy Statement”).  Parent, Merger Sub and the Company will cooperate with each other in the preparation of the Proxy Statement.  Without limiting the generality of the foregoing, each of Parent and Merger Sub will furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement.  The Company shall use its reasonable best efforts to resolve all SEC comments with respect to the Proxy Statement as promptly as practicable after receipt thereof.  Each of Parent, Merger Sub and the Company agrees that none of the information supplied by it or on its behalf for inclusion or incorporation by reference in the Proxy Statement will, at the date that it (and any amendment or supplement thereto) is first published, sent or given to the stockholders of the Company or at the time of the Stockholders Meeting, contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and to correct any information provided by it or on its behalf for use in the Proxy Statement which shall have become false or misleading.  The Company agrees, as to itself and its subsidiaries, that the Proxy Statement will, at the date that it (and any amendment or supplement thereto) is first published, sent or given to the stockholders of the Company and at the time of the Stockholders Meeting, comply in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and shall promptly notify Parent and Merger Sub of the receipt of any comments from the SEC with respect to the Proxy Statement and any request by the SEC for any amendment to the Proxy Statement or for additional information.  Unless the Company Board has made a Change of Recommendation in accordance with Section 6.3, the Recommendation shall be included in the Proxy Statement.

SECTION 6.3                                             Stockholders Meeting.  The Company, acting through the Company Board (or a committee thereof), shall as soon as reasonably practicable following confirmation by the SEC that the SEC has no further comments on the Proxy Statement, take all reasonable action necessary to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of approving and adopting this Agreement (including any adjournment or postponement thereof, the “Stockholders Meeting”) and shall not postpone, recess or adjourn such meeting; provided that the Company may postpone, recess or adjourn such meeting (i) to the extent required by applicable Law, (ii) to allow reasonable additional time to solicit additional proxies to the extent the Company reasonably believes necessary in order to obtain the Company Requisite Vote, (iii) if as of the time for which the Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient Shares represented (either in person or by proxy) and voting to constitute a quorum necessary to conduct the business of the Stockholders Meeting or (iv) to allow reasonable additional time for the filing and dissemination of any supplemental or amended disclosure which the Company Board has determined in good faith after consultation with outside counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Stockholders Meeting to the extent so determined to be necessary; provided that the Stockholders Meeting shall not be postponed, recessed or adjourned pursuant to this proviso to a date that is more than 30 days after the date on which the Stockholders Meeting was originally scheduled without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed).  The Company, acting through the Company Board (or a committee thereof), shall (a) subject to Section 6.1(c), include in the Proxy Statement the Recommendation, (b) include the written opinion of the Financial Advisor, dated as of the date of this Agreement, that, as of such date, the Per Share Merger Consideration is fair, from a financial point of view, to the holders of the Common Stock (other than Parent and its affiliates) and (c) subject to Section 6.1(c), use its reasonable best efforts to obtain the Company Requisite Vote, including to actively solicit proxies necessary to obtain the Company Requisite Vote; provided that the Company Board may fail to include the Recommendation in the Proxy Statement or withdraw, modify or change the Recommendation, or formally resolve to effect or publicly announce an intention to effect any of the foregoing (a “Change of Recommendation”) and, following such Change of Recommendation, shall no longer be obligated to use its reasonable best efforts to obtain the Company Requisite Vote (including no longer being obligated to actively solicit proxies necessary to obtain the Company Requisite Vote, provided, that, the Company shall provide Parent with such information and cooperation to permit Parent to solicit such proxies, and provided, further, that the Company shall take all reasonable action necessary to duly call, give notice of, convene and hold the Stockholders Meeting), if (x) (A) a bona fide Acquisition Proposal that was not initiated, solicited, encouraged or facilitated in violation in any material respect of this Agreement is made to the Company and the Company Board determines in good faith, after consultation with its financial advisor and outside legal counsel that such Acquisition Proposal constitutes a Superior Proposal or (B) there exists any event, development, change, effect or occurrence that was not known by the Company Board or, if known, the consequences of which were not known or reasonably foreseeable, as of the date of this Agreement, (y) if it shall have determined in good faith, after consultation with outside legal counsel to the Company, that the failure of the Company Board to effect a Change of

Recommendation would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law and (z)(A) if such Change of Recommendation is made in response to an Acquisition Proposal, the Company complies with the provisions of Section 6.1(c) or (B) if such Change of Recommendation is not made in response to an Acquisition Proposal, the Company delivers to Parent a written notice informing Parent that the Company Board proposes to take such action and the basis of the proposed action no less than three Business Days before taking such action.  Notwithstanding anything to the contrary contained in this Agreement, (a) the Company shall not be required to hold the Stockholders Meeting if this Agreement is terminated in accordance with its terms and (b) even if subsequent to the date of this Agreement the Company Board makes a Change of Recommendation, the Company nevertheless shall submit this Agreement to the holders of Shares for approval and adoption at the Stockholders Meeting unless and until this Agreement is terminated in accordance with its terms.

SECTION 6.4                                             Further Action; Efforts.

(a)                                 Subject to the terms and conditions of this Agreement, including Section 6.4(d), each Party will use its reasonable best efforts to (and, in the case of Parent, cause each of its subsidiaries (collectively, (the “Parent Group”) to) take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement.  In furtherance and not in limitation of the foregoing, but subject to Section 6.4(d), each Party hereto agrees to (x) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Merger and the other transactions contemplated hereby as promptly as practicable and in any event within 15 Business Days of the date hereof and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act as promptly as reasonably practicable, (y) perform the actions with respect to CFIUS described in Section 6.4(c) below, and (z) make any filings, notifications or reports required in connection with the Non-U.S. Antitrust Laws set forth on Section 7.1(c) of the Company Disclosure Schedule with respect to the Merger and the other transactions contemplated hereby as promptly as reasonably practicable after the date hereof (but in no event later than the earlier of (i) 30 days after the date of this Agreement unless Parent’s or the Company’s local counsel reasonably recommend delaying any such filing (except that, in the case of the European Commission, only the submission of the initial draft Form CO relating to the Merger and the other transactions contemplated hereby to the European Commission within such 30-day period shall constitute compliance by Parent and the Company with this obligation; provided, that, all subsequent filings, notifications and reports to the European Commission shall be timely filed thereafter) and (ii) the applicable filing deadline) and to take all other actions necessary, proper or advisable to cause the expiration or termination of any applicable waiting periods or the receipt, issuance or publication of any decision, decree, order, ruling, judgment or notice required under such Non-U.S. Antitrust Laws to permit consummation of the Merger and the other transactions contemplated by this Agreement as promptly as reasonably practicable after the date hereof.

(b)                                 Each Party shall (and shall cause its subsidiaries to), in connection with the efforts referenced in Section 6.4(a) to obtain all requisite approvals, orders, decisions, decrees or other authorizations or expiration of any waiting periods under the HSR Act or any other Antitrust Law required for the consummation of the Merger and the other transactions contemplated by this Agreement, use its reasonable best efforts to (i) cooperate with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep the other Party reasonably informed of any communication received by such Party from, or given by such Party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other U.S. or non-U.S. Governmental Entity and of any communication received or given in connection with any proceeding by a private party, in each case, regarding any of the transactions contemplated hereby; and (iii) permit the other Party to review any communication given by it to, and consult with each other in advance of any communication, meeting or conference with, the FTC, the DOJ or any other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Entity or other Person, give the other Party the opportunity (including by providing reasonable advance notice) to attend and participate in such meetings, conferences and other communications (including, to the extent reasonably practicable, substantive telephone calls and video conferences).  For purposes of this Agreement, “Antitrust Law” means the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914, any Non-U.S. Antitrust Laws and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(c)                                  Each Party shall (and shall cause its subsidiaries to) use its respective reasonable best efforts to (i) make or cause to be made, as promptly as practicable after the execution of this Agreement, but in any event within 15 Business Days after the date of this Agreement, the draft filing with CFIUS contemplated under 31 C.F.R. § 800.401(f) with respect to the transactions contemplated hereby and engage in the pre-notice consultation process with CFIUS, (ii) following such pre-notice consultation, as promptly as practicable and, in any event, within five Business Days of CFIUS determination that the draft filing meets all requirements of 31 C.F.R. § 800.402 of the regulations and is, accordingly, complete, file with CFIUS a joint voluntary notice as contemplated by 31 C.F.R. § 800.401(a) and in the case of Parent and Merger Sub the personal identifier information required to be submitted separately from such notice as contemplated by 31 C.F.R. § 800.402(c)(6)(vi)(B) with respect to the transactions contemplated hereby, (iii) promptly and, in all events, consistent with any deadline imposed under CFIUS or other applicable law, comply with any request received by any of them or any of their respective subsidiaries from any Governmental Entity for any certification, additional information, documents or other materials in respect of such notice or such transactions, (iv) ensure that any information furnished in respect of this Section 6.4(c) is true, complete and correct in all material respects and (v) cooperate with each other in connection with any such filing (including, to the extent permitted by applicable Law, providing copies, or portions thereof, of all such documents to the non-filing Parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any Governmental Entity under Exon-Florio with respect to any such filing or any such transaction.  Each Party hereto shall use reasonable best efforts to furnish to each other Party all information required for any application or other filing to be made pursuant to Exon-

Florio.  To the extent permitted by applicable Law, each Party hereto shall promptly inform the other Parties of any oral communication with, and provide copies of written communications with, any Governmental Entity regarding any such filings.  Subject to applicable Law, the Parties hereto will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party relating to proceedings under Exon-Florio.  Subject to Section 6.4(d), each of Parent and the Company shall use reasonable best efforts to obtain the CFIUS Clearance, including taking such actions and agreeing to such conditions to mitigate any national security concerns as may be requested or required by CFIUS in connection with, or as a condition of, obtaining the CFIUS Clearance; provided, however, that neither Parent nor the Company shall be required to agree to any term or take any action in connection with obtaining the CFIUS Clearance that is not conditioned upon consummation of the Merger.

(d)                                 In furtherance of the covenants of the Parties contained in Section 6.4(a), Section 6.4(b), and Section 6.4(c), if any objections are asserted or any administrative or judicial action or proceeding is instituted (or threatened to be instituted) with respect to the Merger or the other transactions contemplated hereby in connection with CFIUS Clearance or any Antitrust Law or if any suit is instituted or decision, order or injunction, whether preliminary, temporary or permanent, is issued (or threatened to be instituted or issued) by the FTC, the DOJ or any other applicable Governmental Entity or any private party challenging or objecting to any of the transactions contemplated hereby, each of Parent, Merger Sub and the Company shall, and the Company shall cause each of its subsidiaries to, and Parent shall cause each member of the Parent Group to, cooperate reasonably with each other and use reasonable best efforts to contest, resist, defend and take any and all such further actions required to resolve any such objections or suits or prevent the issuance of any such decisions or orders so as to permit consummation of the transactions contemplated by this Agreement as promptly as reasonably practicable (but subject to the right of the Parent Group to, and taking into account the time reasonably necessary or advisable for the Parent Group to, negotiate with, contest, and litigate against, any such Governmental Entity), including by committing or agreeing to, executing and carrying out, agreements or commitments, and submitting to orders, writs, rulings, judgments, decisions, decrees, including consent decrees, or injunctions (whether temporary, preliminary or permanent), and taking any other actions including (i) providing for the license, sale or other disposition or holding separate (through the establishment of trust or otherwise) of any assets or business or categories of assets or businesses of the Company, Parent or their respective subsidiaries or investments or the holding separate of the capital stock of a subsidiary or other investment of Parent or any member of the Parent Group (including the Surviving Corporation and its subsidiaries) or the Company, or (ii) imposing any limitation or modification on the ability of the Company, Parent or any of their respective subsidiaries to conduct their respective businesses (including with respect to market practices and structure) or own such assets or to acquire, hold or exercise full rights of ownership of the business of Parent, the Company or their subsidiaries or other investments, or agreeing to do any of the foregoing, in any manner which would resolve such objections or suits, and each of the Company and Parent shall provide reasonable cooperation to the other in connection with the foregoing (including pursuant to Section 6.4(e)); provided, however, that neither the Company nor its subsidiaries shall be permitted without the express prior written consent of Parent (in its sole discretion consistent with its obligations under this Agreement), to commit, agree, or submit (or offer to commit, agree, or submit) to any such actions, terms or conditions with any Governmental Entity, or effect any such actions, in each case in connection with any Antitrust Law or the CFIUS Clearance; provided, further, that Parent shall be required to commit, agree, or submit (or offer to commit, agree, or submit) to any such actions, terms or conditions, and shall cause its subsidiaries to commit, agree, or submit (or offer to commit, agree, or submit) to, and/or shall request and direct the Company and its subsidiaries to commit, agree, or submit (or offer to commit, agree, or submit) to, any and all such actions, terms or conditions, or combination of actions, terms or conditions, required by Section 6.4(a), Section 6.4(b), Section 6.4(c), or this Section 6.4(d) unless any such actions, terms or conditions would or would be reasonably be expected to have, individually or in the aggregate with any other such actions, terms or conditions, a Substantial Detriment.  Notwithstanding anything in the Agreement to the contrary, neither Parent nor its subsidiaries shall be required pursuant to Section 6.4(a), Section 6.4(b), Section 6.4(c), or Section 6.4(d), to commit, agree, or submit (or offer to commit, agree, or submit) to, as to themselves or as to the Company and its subsidiaries, any of the actions, terms or conditions referred to or otherwise contemplated by Section 6.4(a), Section 6.4(b), Section 6.4(c) or this Section 6.4(d) that would or would reasonably be expected to have, individually or in the aggregate with any other such actions, terms or conditions, a Substantial Detriment.  Without excluding other possibilities, the transactions contemplated by this Agreement shall be deemed to be materially delayed if unresolved objections or suits delay or could reasonably be expected to delay the consummation of the transactions contemplated hereby beyond 20 Business Days prior to the End Date.  Notwithstanding anything in this Agreement to the contrary, neither the Company nor Parent nor any of their respective subsidiaries shall be required to commit, agree, or submit (or offer to commit, agree, or submit) to any action, term or condition (other than any action, term or condition referred to or otherwise contemplated by Section 6.4(f)) in connection with its obligations under this Section 6.4 that is not conditioned upon consummation of the Merger.

(e)                                  Subject to applicable Laws relating to the exchange of information, Parent shall have the right to direct and lead on all matters with any Governmental Entity consistent with its obligations under Section 6.4(a), Section 6.4(b), Section 6.4(c), and Section 6.4(d), provided, however, that Parent shall reasonably consult with the Company in advance.  The Company agrees to (x) take such actions referred to or contemplated by Section 6.4(a), Section 6.4(b), Section 6.4(c), or Section 6.4(d) as are reasonably requested by Parent to secure consents, undertakings, approvals, or waivers from any Governmental Entity that are necessary to obtain the authorizations, approvals or termination or expiration of the waiting periods under the HSR Act, the Antitrust Laws set forth on Section 7.1(c) of the Company Disclosure Schedule or the CFIUS Clearance from any Governmental Entity, including actions relating to divestitures or other remedies, terms or conditions relating to itself or any of its subsidiaries and (y) solely to the extent related to an action set forth in clause (x), to assist Parent in any sales process (including through facilitation of reasonable due diligence) with potential purchasers of any of the Company’s or its subsidiaries’ businesses or other assets proposed by Parent to be subject to any such divestitures and in litigating or otherwise contesting objections to, or proceedings challenging, the consummation of the Merger and the other transactions contemplated by this Agreement, in the case of each of clauses (x) and (y), unless any such action or combination of actions could not reasonably be expected to facilitate the receipt of the authorizations, approvals or termination or expiration of the waiting periods under the HSR Act, the Antitrust Laws set forth on Section 7.1(c) of the Company Disclosure Schedule or the CFIUS Clearance on or prior to the End Date; provided, that nothing in this Section 6.4 shall obligate the Company or Parent or any of their respective subsidiaries to commit, agree, or submit (or offer to commit, agree, or submit) to any action or agree to any remedies, terms or conditions in connection with its obligations under this Section 6.4 not conditioned on the consummation of the Merger (other than (in the case of Parent and its subsidiaries) any action referred to or otherwise contemplated by Section 6.4(f)).

(f)                                   Without limiting the foregoing Parent shall (and shall cause the Parent Group to) use its best efforts to:

(i)                                     take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Section 6.4 Contract as promptly as practicable after the date hereof, including complying with all covenants and obligations thereunder and satisfying on a timely basis all conditions to closing thereto;

(ii)                                  enforce its rights under the Section 6.4 Contract (including by taking enforcement actions against the other parties thereto);

(iii)                               deliver to the Company any notice received or delivered pursuant to the Section 6.4 Contract the subject matter of which would or would reasonably be expected to prevent or materially delay consummation of the transactions contemplated by this Agreement or the Section 6.4 Contract or that would otherwise be material and adverse to the Company and keep the Company informed on a reasonably current basis of the status of Parent’s efforts to consummate the transactions contemplated by the Section 6.4 Contract;

(iv)                              promptly notify the Company in writing (A) if to Parent’s knowledge there exists any breach or default by any party to the Section 6.4 Contract (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any breach or default) and (B) of the receipt by Parent of any written communication from any person related to the Section 6.4 Contract in the case of each of (A) and (B), which would or would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement or the Section 6.4 Contract;

(v)                                 not consent or agree to any amendment, modification or supplement to, or any waiver of any provision under, the Section 6.4 Contract that would or would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement or the Section 6.4 Contract or that would otherwise be material and adverse to the Company, in each case without the prior written consent of the Company; and

(vi)                              deliver or otherwise make available the Section 6.4 Contract to (A) the European Commission concurrently with the submission of the initial draft Form CO relating to the Merger and the other transactions contemplated hereby to the European Commission and (B) unless advised to the contrary by Parent’s relevant local counsel and after discussion with the Joint Transaction Committee, to the other Governmental Entities that have jurisdiction with respect to the filings and receipt, termination or expiration, as applicable, of approvals or waiting periods as may be required under the other Non-U.S. Antitrust Laws set forth in Section 7.1(c) of the Company Disclosure Schedule to the extent so requested by such Governmental Entities.

(g)                                  Neither Parent nor Merger Sub shall, and Parent shall cause each member of the Parent Group not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets or equity interests or enter into or agree to enter into a joint venture or strategic alliance, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation or joint venture or strategic alliance would reasonably be expected to: (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any consents of any Governmental Entity necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period; (ii) materially increase the risk of any Governmental Entity seeking or entering an order prohibiting the consummation of the transactions contemplated by this Agreement; (iii) materially increase the risk of not being able to remove any such order on appeal or otherwise; or (iv) materially delay or prevent the consummation of the transactions contemplated by this Agreement.

(h)                                 Notwithstanding the foregoing, commercially and/or competitively sensitive information and materials of a Party will be provided to the other Party on an outside counsel-only basis while, to the extent feasible, making a version in which the commercial or competitively sensitive information has been redacted available to the other Party.

(i)                                     Neither (x) any approval received in connection with the Merger or the other transactions contemplated by this Agreement from any of the competent authorities pursuant to the Non-U.S. Antitrust Laws applicable in the jurisdictions set forth in Section 7.1(c) of the Company Disclosure Schedule nor (y) the expiration or termination of the waiting period under the HSR Act shall be deemed to have been obtained or occurred for purposes of Section 7.1(c) if, in either case, such approval, expiration or termination shall have been granted subject to the satisfaction of any remedy or other action, term or condition referred to in clauses (i) and (ii) of Section 6.4(d) or any other remedy or similar action of a type contemplated by Section 6.4(d) (including the divestiture of, or the agreement to divest assets or businesses or product lines of the Company, Parent or any of their respective subsidiaries) which has not been agreed to (or deemed to have been agreed to pursuant to the following sentence) by Parent.  Parent shall be deemed to have agreed to any approval, expiration or termination (and any remedy or other action, term or condition set forth therein) that satisfies the condition set forth in Section 7.1(c) granted without its prior written consent unless Parent provides the Company with written notice within ten Business Days of the receipt of such approval, expiration or termination which notice specifies that Parent does not consent to any such remedy or other action, term or condition set forth therein.

SECTION 6.5                                             Notification of Certain Matters.  The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any notice or other communication received by such Party from any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the Merger, if the subject matter of such communication or the failure of such Party to obtain such consent would reasonably be expected to be material to the Company, the Surviving Corporation or Parent and (b) any actions commenced or, to such Party’s knowledge, threatened against, relating to or involving or otherwise affecting such Party or any of its subsidiaries which relate to the Merger or the other transactions contemplated hereby; provided, however, that the delivery of any notice pursuant to this Section 6.5 shall not (i) cure any breach of, or non-compliance with, any other provision of this Agreement or (ii) limit the remedies available to the Party receiving such notice.

SECTION 6.6                                             Access to Information; Confidentiality.

(a)                                 From the date hereof to the Effective Time or the earlier termination of this Agreement, upon reasonable prior written notice from Parent, the Company shall, and shall use its reasonable best efforts to cause its subsidiaries, officers, directors and employees to, afford the officers, employees, auditors and other authorized representatives of Parent reasonable access, consistent with applicable Law, at all reasonable business hours to its officers, employees, properties, offices, and other facilities and to all books and records, and shall furnish Parent with all financial, operating and other data and information as Parent, through its officers, employees or authorized representatives, may from time to time reasonably request in writing.  Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its subsidiaries and shall not include any environmental sampling or invasive environmental testing.  Neither the Company nor any of its subsidiaries shall be required to provide access or to disclose information where such access or disclosure would jeopardize any attorney-client privilege of the Company or any of its subsidiaries, or contravene any Law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of this Agreement, provided, that the Company shall have used commercially reasonable efforts to make appropriate substitute arrangements under circumstances in which the restrictions of this sentence would apply.  All requests for information made pursuant to this Section 6.6 shall be directed to the executive officer or other Person designated by the Company.

(b)                                 Each of Parent and Merger Sub will comply with the terms and conditions of the Non-Disclosure Agreement, dated June 11, 2014, between the Company and Parent (the “Confidentiality Agreement”) and the Standstill Agreement entered into by the Company and Parent on June 23, 2014 (the “Standstill Agreement”), and will hold and treat, and will cause their respective officers, employees, auditors and other representatives to hold and treat, in confidence all documents and information concerning the Company and its subsidiaries furnished to Parent or Merger Sub in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement, which Confidentiality Agreement and Standstill Agreement shall remain in full force and effect each in accordance with its terms.

SECTION 6.7                                             Stock Exchange Delisting.  Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the New York Stock Exchange to enable the delisting by the Surviving Corporation of the Shares from the New York Stock Exchange and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.

SECTION 6.8                                             Publicity.  Each of Parent and the Company shall issue an initial press release regarding the Merger and, except to publicly announce a Change of Recommendation if and to the extent permitted by this Agreement, thereafter neither the Company nor Parent shall issue any press releases or otherwise make public announcements with respect to the Merger and the other transactions contemplated by this Agreement without the other Party’s prior consent and the Parties shall consult with each other prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service.  Notwithstanding the foregoing, following a Change of Recommendation, neither the Company nor Parent shall require the prior consent of the other Party to issue any press release or otherwise make public announcements with respect to the Merger and the other transactions contemplated by this Agreement, but the Company and Parent shall consult with each other prior to any such issuance or announcement.  Parent agrees that prior to or simultaneously with the issuance of the initial press releases regarding the Merger, Parent and the other parties to the Section 6.4 Contract will issue a press release announcing the execution of the Section 6.4 Contract.

SECTION 6.9                                             Employee Benefits.

(a)                                 For a period beginning on the Closing Date and ending on the later of (x) the 18 month anniversary of the Closing Date and (y) December 31 of the year following the year in which the Closing occurs, Parent shall provide, or shall cause the Surviving Corporation to provide, to employees of the Company or its subsidiaries who continue to be employed by the Company or the Surviving Corporation or any subsidiary or Affiliate thereof (the “Continuing Employees”), (i) salary, wages, target bonus opportunities and commissions opportunities (but excluding equity awards) that are no less favorable than the salary, wages, target bonus opportunities and commissions opportunities (but excluding equity awards) that were provided to the Continuing Employees immediately prior to the Effective Time and (ii) employee pension, welfare and other benefits (but excluding severance) that are substantially comparable in the aggregate to the employee pension, welfare and other benefits (but excluding severance) provided to the Continuing Employees immediately prior to the Effective Time.  For a period beginning on the Closing Date and ending on the later of (x) the 18 month anniversary of the Closing Date and (y) December 31 of the year following the year in which the Closing occurs, Parent or one of its Affiliates shall maintain for the benefit of each Continuing Employee a severance or termination arrangement no less favorable than the severance or termination arrangement provided to such Continuing Employee immediately prior to the Effective Time.  This Section 6.9(a) shall not apply to Continuing Employees whose terms and conditions of employment are governed by a collective bargaining agreement.

(b)                                 Parent shall honor and assume, or shall cause to be honored and assumed, the terms of all Company Plans, subject to the amendment and termination provisions and other terms thereof.

(c)                                  Parent shall (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Parent or its Affiliates to be waived with respect to Continuing Employees and their eligible dependents, (ii) give each Continuing Employee credit for the plan year in which the Effective Time occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the Effective

Time for which payment has been made and (iii) to the extent that it would not result in a duplication of benefits and to the extent that such service was recognized under a similar Company Plan, give each Continuing Employee service credit for such Continuing Employee’s employment with the Company for purposes of eligibility to participate and vesting credit (but excluding benefit accrual under any defined benefit pension plan) under each applicable Parent benefit plan as if such service had been performed with Parent; provided, however, that such recognition of service shall not apply (x) for purposes of any Parent benefit plan under which similarly situated employees of Parent and its subsidiaries do not receive credit for prior service, (y) to the extent it would result in a duplication of benefits or (z) for purposes of any plan or arrangement that is grandfathered or frozen, either with respect to the level of benefits or participation.

(d)                                 If Parent determines that an event would trigger WARN Act obligations within 60 days following the Effective Time, the Company or its subsidiaries shall, at Parent’s reasonable request, distribute WARN Act notices on Parent’s behalf to such employees as directed by Parent in a form prepared by Parent in compliance with the WARN Act.

(e)                                  From and after the date hereof, prior to disseminating or otherwise disclosing any material communication with the officers or employees of the Company or any of its subsidiaries regarding compensation, benefits or other employment-related treatment they will receive following the proposed Merger, the Company shall provide Parent with such communications and a reasonable opportunity to comment, and the Company shall consider Parent’s comments, if any, in good faith.

(f)                                   Nothing in this Agreement shall confer upon any Continuing Employee any right to continue in the employ or service of Parent, the Surviving Corporation or any Affiliate of Parent, or shall interfere with or restrict in any way the rights of Parent, the Surviving Corporation or any Affiliate of Parent, which rights are hereby expressly reserved, to discharge or terminate the services of any Continuing Employee at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between Parent, the Surviving Corporation, the Company or any Affiliate of Parent and the Continuing Employee or any severance, benefit or other applicable plan, policy or program covering such Continuing Employee.  Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 6.9 shall (i) be deemed or construed to be an amendment or other modification of any Company Plan, (ii) prevent Parent, the Surviving Corporation or any Affiliate of Parent from amending or terminating any Company Plans in accordance with their terms or (iii) create any third-party rights in any current or former service provider of the Company or its Affiliates (or any beneficiaries or dependents thereof).

SECTION 6.10                                      Directors’ and Officers’ Indemnification and Insurance.

(a)                                 From and after the Effective Time, each of Parent and the Surviving Corporation agrees that it will indemnify and hold harmless each present and former director and officer of the Company (in each case, when acting in such capacity), determined as of the Effective Time (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative and whether formal or informal (each, a “Proceeding”), arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under Delaware Law and its Certificate of Incorporation or Bylaws in effect on the date of this Agreement to indemnify such Person (and Parent or the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable Law; provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification); and provided further that any determination required to be made with respect to whether an officer’s or director’s conduct complies with the standards set forth under Delaware Law and the Company’s Certificate of Incorporation and Bylaws shall be made by independent counsel selected by the Surviving Corporation.  In the event of any such Proceeding, (x) neither Parent nor Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any Proceeding in which indemnification could be sought by such Indemnified Party hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such action, suit, proceeding, investigation or claim or such Indemnified Party otherwise consents (such consent not to be unreasonably withheld, conditioned or delayed), and (y) the Surviving Corporation shall cooperate in the defense of any such matter.  In the event any Proceeding is brought against any Indemnified Party and in which indemnification could be sought by such Indemnified Party under this Section 6.10, (i) Parent and the Surviving Corporation shall have the right to control the defense thereof after the Effective Time and Parent and the Surviving Corporation shall not be liable to any Indemnified Parties for any legal expenses of other counsel or any other expenses incurred by such Indemnified Parties in connection with the defense thereof, except that if Parent or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Parent or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Parent or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that Parent and the Surviving Corporation shall be obligated pursuant to this clause (i) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest; provided that the fewest number of counsels necessary to avoid conflicts of interest shall be used, (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) Parent and the Surviving Corporation shall not be liable for any settlement effected without their prior written consent; and provided further that Parent and the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(b)                                 Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 6.10, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof, but the failure to so notify shall not relieve Parent or the Surviving Corporation of any liability it may have to such Indemnified Party except to the extent such failure materially prejudices the indemnifying Party.

(c)                                  From and after the Effective Time, the provisions in the Surviving Corporation’s certificate of incorporation and bylaws with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers shall be no less favorable to such directors and officers than such provisions contained in the Company’s Certificate of Incorporation and Bylaws in effect as of the date hereof.

(d)                                 Prior to the Effective Time, the Company shall and, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay for “tail” insurance policies (providing only for the Side A coverage for Indemnified Parties where the existing policies also include Side B coverage for the Company) with a claims period of at least six years from and after the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with benefits and levels of coverage at least as favorable as the Company’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided, however, that in no event shall the Company expend for such policies a premium amount in excess of the amount set forth in Section 6.10 of the Company Disclosure Schedule.  If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six years from and after the Effective Time the D&O Insurance in place as of the date of this Agreement with benefits and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date of this Agreement, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, use reasonable best efforts to purchase comparable D&O Insurance for such six-year period with benefits and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date of this Agreement; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend for such policies an annual premium amount in excess of 300% of the annual premiums currently paid by the Company for such insurance; and, provided further that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.  If Parent or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations set forth in this Section 6.10.  Parent agrees to honor and perform under, and to cause the Surviving Corporation to honor and perform under, all indemnification agreements entered into by the Company or any of its subsidiaries with any Indemnified Party and set forth on Section 3.8(a)(ix) of the Company Disclosure Schedule.

(e)                                  The provisions of this Section 6.10 (other than Section 6.10(g)) are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs, successors and representatives.

(f)                                   The rights of the Indemnified Parties under this Section 6.10 shall be in addition to any rights such Indemnified Parties may have under the Certificate of Incorporation or Bylaws of the Company or under any applicable Contracts or Laws.

(g)                                  From and after the Effective Time, Parent shall not take any action to prevent the Company’s subsidiaries from complying with any obligations or rights to indemnification, advancement of expenses and exculpation (as applicable) for periods prior to the Closing Date as provided in their respective certificates of incorporation or bylaws (or comparable organizational documents) as in effect on the date of this Agreement.

SECTION 6.11                                      Parent Financing.

(a)                                 Parent and Merger Sub shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and consummate the Financing on the terms and conditions described in or contemplated by the Financing Commitments (including complying with any request exercising so-called “flex” provisions), including using reasonable best efforts to satisfy on a timely basis all conditions to funding in the Financing Commitments.  To the extent requested by the Company from time to time, Parent shall keep the Company informed on a reasonably current basis of the status of its efforts to consummate the Financing (or Alternative Financing).  In the event any portion of the Financing becomes unavailable on the terms and conditions (including any “flex” provisions) contemplated in the Financing Commitments for any reason and such portion is reasonably required to consummate the Merger and make the other payments required by Parent, Merger Sub and the Surviving Corporation hereunder or otherwise contemplated in connection herewith and repay or refinance the debt contemplated to be repaid pursuant to the Financing Commitments, (A) Parent shall promptly notify the Company in writing and (B) Parent and Merger Sub shall use, and shall cause their respective subsidiaries to use, their reasonable best efforts to arrange to obtain alternative financing from alternative sources (the “Alternative Financing”) in an amount, when added with Parent and Merger Sub’s existing cash on hand, sufficient to consummate the transactions contemplated by this Agreement as promptly as practicable following the occurrence of such event and which would not reasonably be expected to prevent, materially impede or materially delay the consummation of the Financing or such Alternative Financing or the transactions contemplated by this Agreement.  Without limiting the generality of the foregoing, Parent shall promptly notify the Company in writing (A) if to Parent’s knowledge there exists any breach or default by any party to the Financing Commitments (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any breach or default), (B) of the receipt by Parent or Merger Sub of any written notice or other written communication from any lender or other Financing source with respect to any actual breach, default, termination or repudiation by any party to the Financing Commitments or (C) if for any reason Parent or Merger Sub believes in good faith that there is a reasonable possibility that it will not be able to obtain all or any portion of the Financing on the terms, in the manner or from the sources contemplated by the Financing Commitments in an amount sufficient to consummate the Merger and make the other payments required by Parent, Merger Sub and the Surviving Corporation hereunder or otherwise contemplated in connection herewith and repay or refinance the debt contemplated to be repaid pursuant to the Financing Commitments.  As soon as reasonably practicable, Parent shall provide any information reasonably requested by the Company relating to any circumstance referred to in clause (A), (B) or (C) of the immediately preceding sentence.  Parent and Merger Sub shall not (without the prior written consent of the Company) consent or agree to any amendment or modification to, or any waiver of any provision under, the Financing Commitment or the definitive agreements relating to the Financing if such amendment, modification or waiver (1) decreases the aggregate amount of the Financing to an amount that, together with Parent’s and Merger Sub’s cash on hand, would be less than an amount that would be required to consummate the Merger and make the other payments required by Parent, Merger Sub and the Surviving Corporation hereunder or otherwise contemplated in connection herewith and repay or refinance the debt contemplated to be repaid pursuant to the Financing Commitments, (2) imposes new or additional conditions or otherwise expands any of the conditions to the receipt of the Financing or otherwise would or would reasonably be expected to prevent or materially delay the funding or financing described therein, or (3) could reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement; provided, that, for the avoidance of doubt Parent and Merger Sub shall be permitted to consent or agree to any amendment or modification, or any waiver of any provision, under the Financing Commitment if such amendment, modification or waiver (x) is solely a waiver of any closing conditions by lender(s) or their agents or (y) solely adds lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Financing Commitments as of the date hereof as parties thereto).  Parent shall furnish to the Company a copy of any amendment, modification, waiver or consent of or relating to the Financing Commitments promptly upon execution thereof.  Parent and Merger Sub shall use their reasonable best efforts to maintain the effectiveness of the Financing Commitments, except to the extent replaced by Alternative Financing (subject to the penultimate sentence of this Section 6.11(a)), until the transactions contemplated by this Agreement are consummated.  Upon any amendment, supplement or modification of the Financing Commitments made in compliance with this Section 6.11(a) Parent shall provide a copy thereof to the Company and the term “Financing Commitments” shall mean the Financing Commitments as so amended, supplemented or modified and Parent’s obligations under this Section 6.11(a) shall apply with respect thereto, including with respect to any Alternative Financing.  Notwithstanding anything contained in this Section 6.11, in no event shall Parent or Merger Sub be required (I) to amend or waive any of the terms or conditions of the Financing Commitments or pay any fees in excess of or not contemplated thereunder or (II) to consummate the Closing any earlier than the time set forth in Section 1.2, provided, that, Parent and Merger Sub acknowledge and agree that the obtaining of the Financing, or any Alternative Financing or other financing, is not a condition to Closing.

(b)                                 Prior to the Closing, the Company shall provide to Parent and Merger Sub, and shall cause its subsidiaries to use reasonable best efforts to provide to Parent and Merger Sub, at Parent’s sole cost and expense, all reasonable cooperation reasonably requested by Parent that is necessary in connection with the Financing contemplated by the Financing Commitments or any permitted replacement, amendment or modification thereof or any Alternative Financing for the transactions contemplated by this Agreement (collectively, the “Available Financing”), in each case, as may be reasonably requested by Parent, including using reasonable best efforts to take the following actions:  (i) furnishing Parent with (1) audited consolidated financial statements of the Company consisting of balance sheets as of the last date of each of the three fiscal years of the Company ended at least 90 days prior to the Closing Date and statement of earnings and statements of stockholders’ equity and cash flows for each of the three fiscal years of the Company ended at least 90 days prior to the Closing Date, which audited consolidated financial statements will be in a form substantially consistent with those audited consolidated financial statements included in the SEC Reports and (2) unaudited consolidated financial statements of the Company consisting of balance sheets and statement of earnings as of the last day of and for the most recently completed fiscal quarter ended at least 45 days before the Closing Date, and, in the case of the statement of cash flows, for the period from the beginning of the most recently completed fiscal year ended at least 90 days before the Closing Date to the last day of the most recently completed fiscal quarter ended at least 45 days before the Closing Date, other than with respect to any quarter-end that is also a fiscal year-end, which unaudited consolidated financial statements will be in a form substantially consistent with those unaudited consolidated financial statements included in the SEC Reports (collectively, the “Required Information”) and such other pertinent financial and other information regarding the Company and its subsidiaries as may be reasonably requested by Parent and necessary in connection with any Available Financing; (ii) cooperating with Parent with respect to the provision of the Company’s financial statements in connection with Parent’s preparation of customary pro forma financial statements reasonably required for any Available Financing; (iii) to the extent reasonably expected to be used in connection with the Alternative Financing, reasonably cooperating with the commencement of the preparation of a reconciliation of certain line items in the financial statements included in the Required Information to reflect the material differences between GAAP and International Financial Reporting Standards; (iv) participating, if requested and on reasonable notice, in a reasonable number of meetings, drafting sessions, lender presentations, road shows, sessions with prospective lenders and investors, due diligence sessions and sessions with rating agencies in connection with the Financing and cooperating reasonably with Available Financing sources’ due diligence, to the extent customary; (v) assisting Parent in its preparation of (A) any offering documents, syndication documents and materials, private placement memoranda, offering memoranda, lender and investor presentations, bank information memoranda (including the delivery of customary representation letters as contemplated by any Available Financing) and similar documents; provided, however, that no private placement memoranda or prospectuses in relation to high yield debt or equity securities will be issued by the Company or any of its subsidiaries; provided, further, that any such memoranda or prospectuses that includes disclosure and financial statements with respect to the Company shall reflect only the Surviving Corporation and/or its subsidiaries (and not the Company or its subsidiaries) as the obligor(s); and (B) materials for rating agency presentations; (vi) reasonably cooperating with the marketing efforts of Parent for any Available Financing; (vii) using reasonable best efforts to facilitate the obtaining of (A) customary comfort letters, authorization letters and consents of accountants and auditors with respect to financial statements and other financial information for the Company and its subsidiaries for inclusion in any offering memorandum or other marketing documents or offering materials, (B) pay-off letters and lien terminations with respect to indebtedness of the Company and its subsidiaries, (C) customary legal opinions of internal and outside legal counsel, in each case, as reasonably requested by Parent or Merger Sub and (D) any approvals required of the works councils (and similar administrative bodies) of the Company and its subsidiaries; (viii) reasonably facilitating the pledging and perfection of collateral with respect to the Company and its subsidiaries (provided that (A) none of the documents or certificates shall be executed and/or delivered except in connection with the Closing, (B) the effectiveness thereof shall be conditioned upon, or become operative after, the occurrence of the Closing and (C) no liability shall be imposed on the

Company, any of its subsidiaries, or any of their respective officers or employees involved); (ix) providing information regarding the Company and its subsidiaries reasonably required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act of 2001 and (x) reasonably cooperating with Parent in connection with the repayment and discharge at or following Closing of the Company’s existing indebtedness for borrowed money and the conversion/exchange of the Exchangeable Notes (including the release of any guarantees and applicable Liens).   Notwithstanding the foregoing, (w) nothing in this Section 6.11 shall require such cooperation to the extent it would unreasonably interfere with the business or operations of the Company and its subsidiaries, (x) the covenants of the Company set forth in this Section 6.11 shall not, in the context of any Available Financing other than that contemplated by the Financing Commitments as in effect on the date hereof, impose on the Company or any of the Company’s subsidiaries or any of its and their officers, directors, employees, accountants, consultants, legal counsel, agents and other Representatives, any significantly greater burden, obligation, time commitment or other commitment than those that had been (or would have been) imposed on them in the context of either the Financing contemplated by the Financing Commitments as in effect on the date hereof or that would reasonably be expected of a target company in a transaction of this type in a Rule 144A/Regulation S capital markets bond issue on customary terms, (y) none of the Company or any of its subsidiaries shall be required to pay any commitment or other fee or incur any other liability or obligation in connection with the Financing contemplated by the Financing Commitments, to bear any cost or expense that Parent has not unconditionally agreed to promptly reimburse or to pay any commitment or other similar fee or make any other payment or agree to provide any indemnity in connection with the Financing or any of the foregoing prior to the Effective Time, and (z) nothing in this Section 6.11 shall require any action that would conflict with or violate the Company’s or any subsidiaries’ organizational documents or any Laws or result in the contravention of, or that would reasonably be expected to result in a violation or breach of, or a default under, any Contract to which the Company or any of its subsidiaries is a party.  For the avoidance of doubt, none of the Company or its subsidiaries or their respective officers, directors (with respect to any subsidiary of the Company) or employees shall be required to execute or enter into or perform any agreement with respect to the Financing contemplated by the Financing Commitments that is not contingent upon the Closing or that would be effective prior to the Closing and no directors of the Company shall be required to execute or enter into or perform any agreement with respect to the Financing.  The Company hereby consents to the reasonable use of the Company’s and its subsidiaries’ logos in connection with the Financing, provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its subsidiaries or the reputation or goodwill of the Company or any of its subsidiaries or any of their logos and on such other customary terms and conditions as the Company shall reasonably impose.

(c)                                  Parent shall indemnify and hold harmless the Company and its subsidiaries and their respective directors, officers, employees, accountants, consultants, legal counsel, agents, investment bankers and other representatives from and against any and all losses suffered or incurred by them in connection with the arrangement of the Financing and the performance of their respective obligations under this Section 6.11 (including any action taken in accordance with this Section 6.11) and any information utilized in connection therewith (other than (x) information provided by the Company or its subsidiaries in writing specifically for inclusion in connection therewith or (y) to the extent arising from the willful misconduct, gross negligence, fraud or bad faith of any indemnified Person).  Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable and documented costs and expenses incurred by the Company or its subsidiaries in connection with this Section 6.11 (including those of its accountants, consultants, legal counsel, agents, investment bankers and other representatives). Parent and Merger Sub acknowledge and agree that the obtaining of the Financing, or any Alternative Financing or other financing, is not a condition to Closing.

SECTION 6.12                                      Transaction Litigation.  In the event that any stockholder litigation related to this Agreement, the Merger or the other transactions contemplated by this Agreement is brought against the Company or any members of the Company Board after the date of this Agreement and prior to the Effective Time (the “Transaction Litigation”), the Company shall promptly notify Parent of any such Transaction Litigation and shall keep Parent reasonably informed with respect to the status thereof.  The Company shall give Parent the opportunity to participate in the defense of any Transaction Litigation, and the Company shall not settle or agree to settle any Transaction Litigation without Parent’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).

SECTION 6.13                                      Obligations of Merger Sub.  Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement, the Financing Commitments and any Alternative Financing.

SECTION 6.14                                      Rule 16b-3.  Prior to the Effective Time, the Company shall be permitted to take such steps as may be reasonably necessary or advisable hereto to cause any dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual (including any Person who is deemed to be a “director by deputization” under applicable securities Laws) who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

ARTICLE VII

CONDITIONS OF MERGER

SECTION 7.1                                             Conditions to Obligation of Each Party to Effect the Merger.  The respective obligations of each Party to effect the Merger shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(a)                                 Stockholder Approval.  This Agreement shall have been duly adopted by holders of Shares constituting the Company Requisite Vote;

(b)                                 Orders.  No law, statute, rule, regulation, executive order, decree, ruling, injunction or other order (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any Governmental Entity of competent jurisdiction which prohibits, restrains or enjoins the consummation of the Merger;

(c)                                  Antitrust Consents.  The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated and any approvals required in connection with the Merger or the other transactions contemplated by this Agreement by the competent authorities pursuant to the Non-U.S. Antitrust Laws applicable in the jurisdictions set forth in Section 7.1(c) of the Company Disclosure Schedule shall have been obtained; and

(d)                                 CFIUS Clearance.  The CFIUS Clearance shall have been obtained.

SECTION 7.2                                             Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger shall be further subject to the satisfaction (or waiver by Parent) at or prior to the Closing of the following conditions:

(a)                                 Representations and Warranties.  (i) The representations and warranties of the Company set forth in Section 3.9(b) (Absence of Certain Changes and Events) shall be true and correct as of the date of this Agreement; (ii) the representations and warranties of the Company set forth in Section 3.3(a) (Capitalization) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation or warranty expressly speaks as of any earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except for any failures to be so true and correct that, individually or in the aggregate, are de minimis in nature and amount; (iii) the representations and warranties of the Company set forth in Section 3.1 (Organization and Qualification; Subsidiaries) (solely as they apply to the due incorporation and valid existence of the Company), Section 3.3(b) (Capitalization) (solely the first two sentences thereof), Section 3.4 (Authority), Section 3.7(e) (SEC Filings; Financial Statements; Undisclosed Liabilities) and Section 3.19 (Brokers) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (without giving effect to any “Material Adverse Effect”, “materiality” or similar qualifications contained therein); and (iv) the representations and warranties of the Company set forth in this Agreement (other than those set forth in clauses (i), (ii) and (iii)) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 7.2(a)(iv) shall be deemed to have been satisfied unless the failure of such representations and warranties of the Company to be so true and correct, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect (without giving effect to any “Material Adverse Effect”, “materiality” or similar qualifications contained therein);

(b)                                 Performance of Obligations of the Company.  The Company shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by, or complied with by, it under this Agreement at or prior to the Closing;

(c)                                  Certificate.  Parent shall have received a certificate of the Chief Executive Officer or the Chief Financial Officer of the Company, certifying that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied; and

(d)                                 No Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any events, developments, changes, effects or occurrences that, individually or in the aggregate, have had, or would reasonably be expected to have, a Material Adverse Effect.

SECTION 7.3                                             Conditions to Obligations of the Company.  The obligation of the Company to effect the Merger shall be further subject to the satisfaction (or waiver by the Company) at or prior to the Closing of the following conditions:

(a)                                 Representations and Warranties.  Each of the representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct, in each case as of the Closing Date as though made on and as of such date (except to the extent that any such representation or warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of any such representations and warranties to be true and correct, in the aggregate, would not reasonably be expected to prevent or have a material adverse effect on the ability of Parent or Merger Sub to consummate the transactions contemplated by the Agreement;

(b)                                 Performance of Obligations of Parent and Merger Sub.  Each of Parent and Merger Sub shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Closing Date; and

(c)                                  Certificate.  The Company shall have received a certificate of the Chief Executive Officer or other senior executive officer of Parent, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

SECTION 7.4                                             Frustration of Closing Conditions.  Neither the Company nor Parent may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such Party’s breach in any material respect of any provision of this Agreement was the primary cause for such failure.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

SECTION 8.1                                             Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding the adoption of this Agreement by the stockholders of the Company:

(a)                                 by mutual written consent of Parent, Merger Sub and the Company;

(b)                                 by Parent or the Company if any court of competent jurisdiction or other Governmental Entity shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become final and nonappealable; provided, that the Party seeking to terminate this Agreement pursuant to this Section 8.1(b) did not breach in any material respect any provision of this Agreement which breach was the primary cause of the issuance of such order, decree or ruling or the taking of any such other final action;

(c)                                  by either Parent or the Company if the Effective Time shall not have occurred on or before September 15, 2015 (the “End Date”); provided, that the Party seeking to terminate this Agreement pursuant to this Section 8.1(c) did not breach in any material respect any provision of this Agreement which breach was the primary cause of the Effective Time not having occurred on or before the End Date;

(d)                                 by written notice of the Company if:

(i)                                     there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub contained in this Agreement, or any such representation or warranty shall be untrue, such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied and, in either such case, such breach or condition is not curable; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if the Company is then in material breach of any of its covenants or agreements contained in this Agreement;

(ii)                                  prior to, but not after, obtaining the Company Requisite Vote, in accordance with, and subject to the terms and conditions of, Section 6.1(c);

(e)                                  by written notice of Parent if:

(i)                                     there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement, or any such representation or warranty shall be untrue, such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied and, in either such case, such breach or condition is not curable; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(e)(i) if Parent or Merger Sub is then in material breach of any of its covenants or agreements contained in this Agreement;

(ii)                                  the Company Board (A) shall have made, prior to, but not after, obtaining the Company Requisite Vote, a Change of Recommendation (it being understood and agreed that, for all purposes of this Agreement (including Section 6.1 and Section 6.3), a communication by the Company Board to the stockholders of the Company in accordance with Rule 14d-9(f) of the Exchange Act, or any similar communication to the stockholders of the Company in connection with the commencement of a tender offer or exchange offer, shall not be deemed to constitute a Change of Recommendation if in such communication the Company indicates that the Company Board has not changed the Recommendation), (B) shall have failed to include the Recommendation in the Proxy Statement distributed to stockholders, (C) shall have recommended, approved or otherwise declared advisable, prior to obtaining the Company Requisite Vote, to the stockholders of the Company an Acquisition Proposal other than the Merger or (D) shall have formally resolved to effect or publicly announced an intention to effect any of the foregoing, prior to obtaining the Company Requisite Vote; or

(f)                                   (i) by either Parent or the Company if  the Company Requisite Vote shall not have been obtained at the Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof, in each case, at which a vote on the adoption of this Agreement was taken, or (ii) by Parent if the Company shall have failed to take a vote of the stockholders on the Merger prior to the fifth Business Day immediately preceding the End Date.

SECTION 8.2                                             Effect of Termination.

(a)                                 In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any Party hereto, except as provided in Section 6.6(b), Section 6.8, the first two sentences of Section 6.11(c), this Section 8.2, Section 8.3 and Article IX, which shall survive such termination; provided, however, that nothing herein shall relieve any Party hereto of any liability for damages resulting from fraud or Willful Breach prior to such termination by any Party hereto (which the Parties acknowledge and agree shall be determined by a court of competent jurisdiction in accordance with Section 9.13 applying the governing law in accordance with Section 9.9).  The Parties acknowledge and agree that nothing in this Section 8.2 shall be deemed to affect their right to specific performance under Section 9.12.

(b)                                 In the event that:

(i)                                     this Agreement is terminated by the Company pursuant to Section 8.1(d)(ii) or by Parent pursuant to Section 8.1(e)(ii), then the Company shall pay $450,000,000 (the “Company Termination Fee”) to Parent, at or prior to the time of termination in the case of a termination pursuant to Section 8.1(d)(ii) or as promptly as reasonably practicable in the case of a termination pursuant to Section 8.1(e)(ii) (and, in any event, within two Business Days following such termination), payable by wire transfer of immediately available funds;

(ii)                                  this Agreement is terminated by either Parent or the Company pursuant to Section 8.1(f) or by Parent pursuant to Section 8.1(e)(i) and (A) at any time after the date of this Agreement, but prior to the date of the Stockholders Meeting (in the case of Section 8.1(f)) or prior to the breach giving rise to such right of termination (in the case of Section 8.1(e)(i)), any Person shall have publicly announced an intention to make an Acquisition Proposal, or an Acquisition Proposal shall have otherwise become publicly known, and in each case such Acquisition Proposal shall have not been publicly withdrawn without qualification (x) at least five Business Days prior to the date of termination, with respect to any termination pursuant to Section 8.1(e)(i), and (y) at least five Business Days prior to the date of the Stockholders Meeting with respect to termination pursuant to Section 8.1(f)(i) or at least five Business Days prior to the End Date with respect to termination pursuant to Section 8.1(f)(ii) and (B) within 12 months after such termination, the Company or any of its subsidiaries shall have entered into a definitive agreement with respect to an Acquisition Proposal, or an Acquisition Proposal shall have been consummated involving the Company or any of its subsidiaries, then, in any such event, the Company shall pay to Parent the Company Termination Fee, such payment to be made within two Business Days from the earliest to occur of the foregoing events, payable by wire transfer of immediately available funds.  For the purpose of this Section 8.2(b)(ii), all references in the definition of the term Acquisition Proposal to “20% or more” will be deemed to be references to “more than 50%” and an Acquisition Proposal shall not be deemed to have been “publicly withdrawn” by any Person if, within 12 months of such termination, the Company or any of its subsidiaries shall have entered into a definitive agreement with respect to an Acquisition Proposal or shall have consummated an Acquisition Proposal made by or on behalf of such Person or any of its Affiliates;

(iii)                               this Agreement is terminated by either the Company or Parent pursuant to Section 8.1(f), then the Company shall promptly, but in no event later than two days after being notified of such by Parent, pay all of the documented out-of-pocket expenses incurred by Parent or Merger Sub in connection with this Agreement and the transactions contemplated by this Agreement (including the Financing) up to a maximum amount of $20,000,000, payable by wire transfer of immediately available funds; provided that any amounts paid under this Section 8.2(b)(iii) shall be credited (without interest) against any Company Termination Fee that may be paid to Parent pursuant to the terms of this Agreement; or

(iv)                              this Agreement is terminated by Parent or the Company pursuant to (x) Section 8.1(b) but only if (A) the applicable final order, decree or ruling is issued, or other applicable final action is taken, under or pursuant to any Antitrust Law or in relation to the Section 6.4 Contract (or the joint venture agreement which is the subject of the Section 6.4 Contract), (B) the conditions to closing set forth in Section 7.1(b) (except for any applicable law, statute, rule, regulation, executive order, decree, ruling, injunction or other order that has been enacted, entered, promulgated or enforced under or pursuant to any Antitrust Law or in relation to the Section 6.4 Contract (or the joint venture agreement which is the subject of the Section 6.4 Contract)), Section 7.2(a), Section 7.2(b) and Section 7.2(d) would be satisfied at the Closing if the Closing Date were the fifth Business Day prior to such date of termination and (C) in the event a vote on the adoption of this Agreement was taken at the Stockholders Meeting or at any adjournment or postponement thereof, the Company Requisite Vote shall have been obtained or (y) Section 8.1(c) but only if, in the case of this clause (y), on the fifth Business Day prior to the date this Agreement is terminated, the only conditions to Closing set forth in Section 7.1 or Section 7.2 that have not been satisfied (other than those conditions that by their nature are to be satisfied at the Closing which conditions would be capable of being satisfied at the Closing if the Closing Date were the fifth Business Day prior to such date of termination) are one or more of the conditions set forth in Section 7.1(b) (but only if the applicable law, statute, rule, regulation, executive order, decree, ruling, injunction or other order shall have been enacted, entered, promulgated or enforced under or pursuant to any Antitrust Law or in relation to the Section 6.4 Contract (or the joint venture agreement which is the subject of the Section 6.4 Contract)) and Section 7.1(c), then, in either case of clause (x) or (y), Parent shall pay $450,000,000 (the “Parent Termination Fee”) to the Company (or its designee) by wire transfer of immediately available funds, at or prior to the time of termination in the case of a termination by Parent, or as promptly as reasonably practicable (and, in any event, within two Business Days following such termination) in the case of a termination by the Company.

(c)                                  The Parties acknowledge and hereby agree that in no event shall the Company be required to pay the Company Termination Fee or Parent be required to pay the Parent Termination Fee on more than one occasion.

(d)                                 Each of the Company, Parent and Merger Sub acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Parties would not enter into this Agreement.

(e)                                  Notwithstanding anything to the contrary in this Agreement, in any circumstance in which this Agreement is terminated and either the Company or Parent is entitled to receive the Termination Fee and the Party entitled to receive such Termination Fee receives such Termination Fee and does not, promptly (and in any event within one Business Day) after receipt thereof, reject and return such payment and forego its entitlement thereto, such Termination Fee shall be the sole and exclusive remedy of such Party and its Affiliates against the other Parties and their respective Affiliates for any loss suffered as a result of any breach of any covenant or agreement in this Agreement (including termination of this Agreement), or in respect of any representation made or alleged to have been made in connection with this Agreement, and upon payment and acceptance of such Termination Fee, the Party paying such Termination Fee and its Affiliates shall have no further liability or obligation relating to or arising out of this Agreement (including termination thereof) or in respect of representations made or alleged to be made in connection herewith, whether in equity or at law, in contract, in tort or otherwise, except in the case of fraud and except, in the case of payment of the Parent Termination Fee, pursuant to the first two sentences of Section 6.11(c).  If the Party entitled to receive the Termination Fee, prior to or promptly (and in any event within one Business Day) after receipt of the Termination Fee, rejects and returns such payment and foregoes its entitlement thereto, it shall not be precluded by anything in this Section 8.2(e) from making a claim against any other Party for damages resulting from any Willful Breach.

SECTION 8.3                                             Expenses.  Except as otherwise specifically provided herein, each Party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

ARTICLE IX

GENERAL PROVISIONS

SECTION 9.1                                             Non-Survival of Representations, Warranties, Covenants and Agreements.  None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for (a) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and (b) those contained in this Article IX.

SECTION 9.2                                             Modification or Amendment.  Subject to the provisions of applicable Law, at any time prior to the Effective Time, the Parties (in the case of the Company or Merger Sub, by action of their respective boards of directors) may modify or amend this Agreement by written agreement, executed and delivered by duly authorized officers of the respective Parties.  No amendments or modifications to the provisions of which the lenders under the Financing are expressly made third-party beneficiaries pursuant to Section 9.8 shall be permitted in a manner materially adverse to any such lender without the prior written consent of such lender.

SECTION 9.3                                             Waiver.  At any time prior to the Effective Time, any Party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby and specifically referencing this Agreement.  The failure of any Party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

SECTION 9.4                                             Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)                                 if to Parent or Merger Sub:

ZF Friedrichshafen AG

Graf-von-Soden-Platz 1

88046 Friedrichshafen

Germany

Attention:  Dr. Jan Eckert

Facsimile:  +49 (0) 7541 77 9008 40

with an additional copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Attention:                 Joseph B. Frumkin
Audra D. Cohen

Facsimile:  (212) 558-3588

(b)                                 if to the Company:

TRW Automotive Holdings Corp.

12001 Tech Center Drive

Livonia, MI 48150

Attention:  Robin Walker-Lee

Facsimile:  (734) 855-2603

with an additional copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention:                 William R. Dougherty
Anthony F. Vernace

Facsimile:                 (212) 455-2502

SECTION 9.5                                             Certain Definitions.  For purposes of this Agreement, the term:

(a)                                 “Acceptable Confidentiality Agreement” means a confidentiality agreement on terms substantially no less restrictive to the Company’s counterparty thereto to those contained in the Confidentiality Agreement (except for such changes specifically necessary in order for the Company to be able to comply with its obligations under this Agreement);

(b)                                 “Affiliate” means, with respect to any Person, any other Person directly or indirectly, controlling, controlled by, or under common control with, such Person;

(c)                                  “Business Day” means any day other than a Saturday or Sunday or a day on which banks are required or authorized to close in the United States in the City of New York, New York or in Frankfurt, Germany;

(d)                                 “CFIUS Clearance” means the giving of notice to the Parties with respect to the transactions contemplated hereby in accordance with the requirements of Exon-Florio and its applicable regulations and the receipt by the Parties of written notice from CFIUS of its (a) determination that the transactions contemplated hereby are not subject to Section 721 of Exon-Florio, (b) determination to the effect that review of all of the transactions contemplated hereby has been concluded and that a determination has been made that there are no unresolved national security concerns, or (c) following an investigation conducted by CFIUS pursuant to 31 C.F.R. § 800.503, CFIUS reports the transactions contemplated hereby to the President of the United States and the President of the United States makes a decision not to suspend or prohibit such transactions pursuant to his authorities under Exon-Florio;

(e)                                  “Company Joint Venture” means each of (A) SM — Sistemas Modulares Ltda., (B) Shanghai TRW Automotive Safety Systems Company Ltd., (C) CSG TWR Chassis Systems Co., Ltd., (D) Brakes India Limited, (E) Rane TRW Steering Systems Limited and (F) TRW Sun Steering Wheels Private Limited.

(f)                                   “control” (including the terms “controlling”, “controlled”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or otherwise;

(g)                                  “Data Room” means the virtual data room supported by IntraLinks, Inc., and any “clean room”, with respect to “Project Turbo”;

(h)                                 “Exchangeable Notes” means the 3.50% senior exchangeable notes due 2015 issued pursuant to that certain Indenture, dated as of November 20, 2009, by and between the Company (as guarantor thereunder), TRW Automotive Inc., and The Bank of New York Mellon, as trustee;

(i)                                     “GAAP” means the U.S. generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, in each case, as of the time of the relevant financial statements referred to herein;

(j)                                    “knowledge” or any similar phrase (i) with respect to the Company means the actual knowledge, after reasonable inquiry of such individual’s direct reports, of any of the individuals listed in Section 9.5(j) of the Company Disclosure Schedule, except that “knowledge” or any similar phrase where used in this Agreement with respect to the Company Joint Ventures means the actual knowledge of the individuals listed in Section 9.5(j) without inquiry of any other Person and (ii) with respect to Parent or Merger Sub means the actual knowledge, after reasonable inquiry of such individual’s direct reports, of any of the individuals listed in Section 9.5(j) of the Parent Disclosure Schedule;

(k)                                 “Law” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, ordinance, code, decree, order, judgment, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and any order or decision of an applicable arbitrator or arbitration panel;

(l)                                     “Marketing Period” means the first period of 15 consecutive Business Days after the date hereof (i) commencing on the date Parent shall have received the Required Information, (ii) throughout which nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 7.2(a), Section 7.2(b) or Section 7.2(d) to fail to be satisfied, assuming the Closing were to be scheduled for any time during such 15 Business Day period and (iii) during the last seven Business Days of such 15 Business Day period, the conditions set forth in Sections 7.1(a) and Section 7.1(c) shall have been satisfied; provided that (x) the Marketing Period in any event shall end on any earlier date on which the Financing (or any other financing contemplated by the Financing Commitments or any Alternative Financing) is consummated and (y) the Marketing Period shall not be deemed to have commenced if, prior to the completion of such 15 Business Day period, (A) Ernst & Young LLP shall have withdrawn its audit opinion with respect to any audited financial statements included in the Required Information, in which case the Marketing Period shall not commence unless and until a new unqualified audit opinion is issued with respect to the audited financial statements of the Company for the applicable periods by Ernst & Young LLP or another independent public accounting firm of recognized national standing, (B) the Company shall have publicly announced any intention to restate any financial statements included in the Required Information, in which case the Marketing Period shall not commence unless and until such restatement has been completed and the applicable Required Information has been amended or the Company has announced that it has concluded that no restatement shall be required in accordance with GAAP or (C) the Company shall have been delinquent with respect to the applicable SEC filing deadlines in filing any Form 10-K or Form 10-Q, in which case the Marketing Period shall not commence unless and until all such delinquencies have been cured.  Notwithstanding anything to the contrary herein, if the Marketing Period has not ended prior to December 19, 2014 it shall be deemed not to have commenced until January 5, 2015;

(m)                             “Material Adverse Effect” means any event, development, change, effect or occurrence that, individually or in the aggregate with all other events, developments, changes, effects or occurrences, has a material adverse effect on or with respect to the business, results of operations or financial condition of the Company and its subsidiaries taken as a whole; provided, however, that no events, developments, changes, effects or occurrences arising out of or resulting from any of the following shall be deemed, either alone or in combination, to constitute or contribute to a Material Adverse Effect:  (i) general changes or developments in the economy or the financial, debt, capital, credit or securities markets in the United States or elsewhere in the world, including as a result of changes in geopolitical conditions, (ii) general changes or developments in the industries in which the Company or its subsidiaries operate, including changes in relevant commodity pricing, (iii) the execution and delivery of this Agreement or the public announcement or pendency of the Merger or other transactions contemplated hereby, including any impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, lenders, partners or employees of the Company and its subsidiaries, or the performance of this Agreement and the transactions contemplated hereby, including compliance with the covenants set forth herein and any action taken or omitted to be taken by the Company at the request of or with the consent of Parent or Merger Sub, (iv) any actions required under this Agreement to obtain any approval or authorization under applicable antitrust or competition or other Laws for the consummation of the Merger, (v) changes or prospective changes in any applicable Laws or regulations or applicable accounting regulations or principles or interpretation thereof, (vi) any hurricane, tornado, earthquake, flood, tsunami or other natural disaster or outbreak or escalation of hostilities or war (whether or not declared), military actions or any act of sabotage, terrorism, or any change in general national or international political or social conditions, (vii) any change in the price or trading volume of the Shares or the credit rating of the Company, or (viii) any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations; except (A) in the cases of clause (i), (ii), (v) or (vi), to the extent that the Company and its subsidiaries, taken as a whole, are disproportionately affected thereby as compared with other participants in the industries in which the Company and its subsidiaries operate (in which case solely the incremental disproportionate impact or impacts may be taken into account in determining whether there has been a Material Adverse Effect) and (B) that clause (vii) or (viii) shall not prevent or otherwise affect a determination that any events, developments, changes, effects or occurrences underlying such changes or failures constitute or contribute to a Material Adverse Effect; provided, further, that the exceptions in clause (iii) above shall not apply with respect to references to Material Adverse Effect in those portions of the representations and warranties contained in Section 3.5(a) (and in Section 7.2(a) and Section 8.1(e)(i) to the extent related to such portions of such representation) the purposes of which are to address the consequences resulting from the execution, delivery and performance of this Agreement by the Company or the consummation of the Merger and the other transactions contemplated by this Agreement;

(n)                                 “Person” means an individual, corporation (including not-for-profit), Governmental Entity, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, unincorporated organization, other entity of any kind or nature or group (as defined in Section 13(d)(3) of the Exchange Act);

(o)                                 “Significant Customer” means each of the top ten largest customers (or groups of related customers) of the Company and its subsidiaries by total sales by the Company and its subsidiaries, taken as a whole, during the four fiscal quarter period ended on June 27, 2014, which customers are set forth on Section 9.5(o) of the Company Disclosure Schedule;

(p)                                 “Revenue Threshold” means the amount set forth in Section 9.5(p) of the Company Disclosure Schedule.

(q)                                 “Significant Subsidiary” means a subsidiary of the Company that would be a “significant subsidiary” within the meaning of Rule 1-02 of Regulation S-X of the SEC;

(r)                                    “Significant Supplier” means each of the ten largest suppliers (or groups of related suppliers) to the Company and its subsidiaries by gross sales (or, in the case of third party services or modules providers, value added spend) to the Company and its subsidiaries, taken as a whole, during the four fiscal quarter period ended on June 27, 2014, which suppliers are set forth on Section 9.5(r) of the Company Disclosure Schedule;

(s)                                   “subsidiary” or “subsidiaries” means with respect to any Person (A) any Person (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of stock or other equity interests of such Person entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person or a combination thereof and (B) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise or (y) such Person or any subsidiary of such Person is a controlling general partner or otherwise controls such entity;

(t)                                    “Substantial Detriment” means any actions taken to obtain the expiration or earlier termination of the waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act, the approvals by competent authorities pursuant to the Non-U.S. Antitrust Laws required by Section 7.1(c), and CFIUS Clearance, including the actions contemplated by Section 6.4(d), but in each case excluding any actions or inactions contemplated by Section 6.4(f), which (i) require the divestiture of, or the agreement to divest, assets or businesses or product lines of the Company, Parent or any of their respective subsidiaries (except for those businesses of Parent or the Company operated and held through joint ventures that (x) do not have operations in Europe or the Americas (or assets or product lines related thereto) and (y) have a cost of goods sold to sales ratio of greater than 95%; provided, that, the total revenues of businesses that are divested or agreed to be divested and excluded from clause (i) by this parenthetical shall not, individually or in the aggregate, exceed the Revenue Threshold during the 2013 calendar year) that individually or in the aggregate contributed more than $600,000,000 of revenue to them during the 2013 calendar year or (ii) if effected at Closing, would reasonably be expected to result in an economic detriment to Parent and its subsidiaries, net of any economic benefits resulting from such actions, the net present value (using a discount rate of 10%) of which would be more than $200,000,000 (excluding from such calculation the net economic detriment of any divestitures of, or agreements to divest, assets or businesses or products lines of the Company, Parent, or any of their respective subsidiaries, but including any divestitures (or agreements to divest) excluded from the calculation set forth in clause (i) above pursuant to the parenthetical therein); provided, that for purposes of this Agreement and the calculation of the values set forth in clauses (i) and (ii) above, none of the Section 6.4 Contract or the consummation of the transactions contemplated thereby, or any actions committed to be taken or not to be taken pursuant thereto, or Parent’s compliance with, and satisfaction of its obligations set forth in, Section 6.4(f) hereto, or any other actions taken or committed to be taken by Parent prior to the date hereof will be deemed to result in, or contribute to, or be taken into account when determining whether there has occurred, a Substantial Detriment (and for the avoidance of doubt shall not be taken into account in the calculation of (x) the revenue contribution of any divestitures pursuant to clause (i) above or (y) any net economic benefit or detriment to Parent from the actions contemplated by clause (ii) above);

(u)                                 “Termination Fee” means either the Company Termination Fee or the Parent Termination Fee; and

(v)                                 “Willful Breach” means, with respect to any breaches or failures to perform any of the covenants or other agreements contained in this Agreement, a material breach that is a consequence of an act or failure to act undertaken by the breaching Party with actual knowledge, or knowledge that a Person acting reasonably under the circumstances should have, that such Party’s act or failure to act would, or would be reasonably expected to, result in or constitute a breach of this Agreement.  For the avoidance of doubt, a Party’s failure to consummate the Closing when required pursuant to Section 1.2 shall be a Willful Breach of this Agreement.

SECTION 9.6                                             Severability.  If any term or other provision of this Agreement is found by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

SECTION 9.7                                             Entire Agreement; Assignment.  This Agreement (including the Exhibits hereto and the Company Disclosure Schedule and the Parent Disclosure Schedule), the Confidentiality Agreement and the Standstill Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof.  This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each of the other Parties, and any assignment without such consent shall be null and void.

SECTION 9.8                                             Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, other than (a) after the Effective Time, with respect to the provisions of Section 6.10 (other than Section 6.10(g)) which shall inure to the benefit of the Persons or entities benefiting therefrom who are intended to be third-party beneficiaries thereof, (b) after the Effective Time, the rights of the holders of Shares to receive the Per Share Merger Consideration in accordance with the terms and conditions of this Agreement, (c) after the Effective Time, the rights of the holders of Options, PSUs, SARs and Stock Units to receive the payments contemplated by the applicable provisions of Section 2.2(a), Section 2.2(b), Section 2.2(c) and Section 2.2(d), in each case, in accordance with the terms and conditions of this Agreement, and (d) with respect to the provisions of Section 9.2, this Section 9.8, Section 9.13 and Section 9.14, which shall inure to the benefit of, and be enforceable by, each lender under the Financing (and its successors and assigns).  The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties.  Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 9.3 without notice or liability to any other Person.  In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties.  Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

SECTION 9.9                                             Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (without giving effect to choice of law principles thereof).

SECTION 9.10                                      Headings.  The descriptive headings contained in this Agreement and the table of contents hereof are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 9.11                                      Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission, “.pdf,” or other electronic transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 9.12                                      Specific Performance.  The Parties agree that irreparable damage for which monetary damages, even if available, may not be an adequate remedy, would occur in the event that the Parties do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions.  The Parties acknowledge and agree that the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.  The Parties hereby further acknowledge and agree that prior to the Closing, the Company shall be entitled to seek specific performance to enforce specifically the terms and provisions of, and to prevent or cure breaches of Section 6.4 and Section 6.11 by Parent or Merger Sub and to cause Parent or Merger Sub to consummate the transactions contemplated hereby, including to effect the Closing in accordance with Section 1.2, on the terms and subject to the conditions in this Agreement.  Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (x) either Party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity.  Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

SECTION 9.13                                      Jurisdiction.  Each of the Parties irrevocably (a) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware), in connection with any matter based upon or arising out of this Agreement or any of the transactions contemplated by this Agreement or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement hereof and thereof, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the courts of the State of Delaware, as described above, and (d) consents to service being made through the notice procedures set forth in Section 9.4.  Each of the Company, Parent and Merger Sub hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 9.4 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby.  Notwithstanding the foregoing, the Company shall be entitled to bring any action to enforce any judgment relating to this Agreement or any of the transactions contemplated by this Agreement in any court of competent jurisdiction located in Germany.  Each Party hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 9.13, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable Law, that the suit, action or proceeding in any such court is brought in an inconvenient forum, that the venue of such suit, action or proceeding is improper, or that this Agreement, or the subject matter hereof or thereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable Law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the Party is entitled pursuant to the final judgment of any court having jurisdiction.  Each Party expressly acknowledges that the foregoing waiver is intended to be irrevocable under the Laws of the State of Delaware and of the United States of America; provided that each such Party’s consent to jurisdiction and service contained in this Section 9.13 is solely for the purpose referred to in this Section 9.13 and shall not be deemed to be a general submission to said courts or in the State of Delaware other than for such purpose. Notwithstanding anything in this Agreement to the contrary, each Party hereby irrevocably and unconditionally agrees that it will not bring or support any litigation against the lenders under the Financing in any way relating to this Agreement or any of the transactions contemplated hereby, including any dispute arising out of or relating in any way to the Financing, the Financing Commitments or the performance thereof, in any forum other than a court of competent jurisdiction sitting in the Borough of Manhattan of the City of New York, whether a state or federal court, and that the provisions of Section 9.14 relating to the waiver of jury trial shall apply to any such action, suit or proceeding.  Parent irrevocably designates the Corporation Trust Company as its agent and attorney-in-fact for the acceptance of service of process and making an appearance on its behalf in any such claim or proceeding and for the taking of all such acts as may be necessary, proper or advisable in order to confer jurisdiction over it, and Parent stipulates that such consent and appointment are irrevocable and coupled with an interest.

SECTION 9.14                                      WAIVER OF JURY TRIAL.

(a)                                 EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING ANY SUCH ACTION ARISING OUT OF OR RELATING TO THE FINANCING AND THE FINANCING COMMITMENTS OR THE PERFORMANCE THEREOF) OR THE ACTIONS OF PARENT OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THEREOF.

(b)                                 THE COMPANY AGREES ON BEHALF OF ITSELF AND ITS AFFILIATES (COLLECTIVELY, THE “COMPANY RELATED PARTIES”) THAT THE LENDERS AND OTHER FINANCE PARTIES UNDER THE FINANCING (AND THEIR SUCCESSORS AND ASSIGNS) SHALL BE SUBJECT TO NO LIABILITY OR CLAIMS BY THE COMPANY RELATED PARTIES ARISING OUT OF OR RELATING TO ANY BREACH OF THE FINANCING OR IN CONNECTION WITH THE FINANCING, OR THE PERFORMANCE OF SERVICES BY THE LENDERS AND OTHER FINANCE PARTIES (AND THEIR SUCCESSORS AND ASSIGNS) WITH RESPECT TO THE FOREGOING.

SECTION 9.15                                      Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including penalties and interest) incurred in connection with the Merger shall be paid by Parent and Merger Sub when due.

SECTION 9.16                                      Interpretation.  When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The word “or” shall not be exclusive.  References to “dollars” or “$” are to United States of America dollars.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMPANY:
TRW AUTOMOTIVE HOLDINGS CORP.

By:	/s/ Joseph S. Cantie
Name: Joseph S. Cantie
Title: Executive Vice President and CFO

PARENT:
ZF FRIEDRICHSHAFEN AG

By:	/s/ Stefan Sommer
Name: Dr. Stefan Sommer
Title: CEO

By:	/s/ Konstantin Sauer
Name: Dr. Konstantin Sauer
Title: CFO

MERGER SUB:
MSNA, INC.

By:	/s/ Julio Caspari
Name: Julio Caspari
Title: President

By:	/s/ Thomas Schank
Name: Thomas Schank
Title: Secretary

[Signature Page—Merger Agreement]

EXHIBIT A

CERTIFICATE OF INCORPORATION OF THE SURVIVING CORPORATION

CERTIFICATE OF INCORPORATION

OF

[•]

[•], [•] 201[•]

1.              The name of the corporation is [•] (the “Corporation”).

2.              The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware  19801.  The name of its registered agent at such address is The Corporation Trust Company.

3.              The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware, as may be amended from time to time (the “DGCL”).

4.              The total number of shares that the Corporation shall have authority to issue is 100 shares of common stock, and the par value of each of such shares is $0.01.

5.              The board of directors of the Corporation is expressly authorized to adopt, amend or repeal the bylaws of the Corporation.

6.              Elections of directors need not be by written ballot except and to the extent provided in the bylaws of the Corporation.

7.              To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or to its stockholders for monetary damages for any breach of fiduciary duty as a director.  No amendment to, modification of or repeal of this paragraph seven shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

8.              (a) The Corporation shall indemnify, advance expenses, and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, including any appeal (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer, employee or agent of the Corporation or, while a director, officer, employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, trustee, partner, member, other fiduciary or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans or public service or charitable organizations, whether the basis of such claim or proceeding is alleged actions or omissions in any such capacity or in any other capacity while serving as a director, officer, trustee, partner, member, employee, other fiduciary or agent thereof, against all expense and liability and loss suffered and expenses reasonably incurred by such Covered Person in enforcing the provisions of this paragraph 8 (including attorney’s fees, and disbursements, court costs, damages, fines, amounts paid or to be paid in settlement, and excise taxes or penalties).  Notwithstanding the foregoing sentence, except for claims for indemnification (during the pendency of the disposition of such Proceeding) or advancement of expenses not paid in full, the Corporation shall be required to indemnify and hold harmless a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized in the specific case by the board of directors of the Corporation.  Any amendment, repeal or modification of this paragraph 8 shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

(b) The Corporation to the fullest extent permitted by the DGCL may advance to any person who is or was a director, officer, employee or agent of the Corporation (or to the legal representative thereof) any and all expenses (including, without limitation, attorneys fees and disbursements and court costs) reasonably incurred by such person in respect of any proceeding to which such person (or a person of whom such person is a legal representative) is made a party or threatened to be made a party by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation or, while a director, officer, employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, trustee, partner, member, employee, other fiduciary or agent of another corporation or a partnership, joint venture, limited liability company, trust or other enterprise, including service with respect to employee benefit plans or public service or charitable organizations; provided, however, that, to the extent the DGCL requires, the payment of such expenses in advance of the final disposition of the proceeding shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such person, to repay all amounts so advanced if it shall ultimately be determined that such person is not entitled to be indemnified against such expense under this paragraph 8 or otherwise.  The Corporation by provisions in its bylaws or by agreement may accord any such person the right to, or regulate the manner of providing to any such person, such advancement of expenses to the fullest extent permitted by the DGCL.

9.              Any right to indemnification and advancement of expenses conferred as permitted by this paragraph 8 shall not be deemed exclusive of any other right which any person may have Or hereafter acquire under any statute (including the DGCL), any other provision of this Certificate of Incorporation of the Corporation, any agreement, any vote of stockholders or the board of directors or otherwise.